Exhibit 10.1
H&E EQUIPMENT SERVICES, INC.,
GREAT NORTHERN EQUIPMENT, INC.,
and
H&E EQUIPMENT SERVICES (CALIFORNIA), LLC
as Borrowers,
THE OTHER CREDIT PARTIES SIGNATORY HERETO,
as Credit Parties,
THE LENDERS SIGNATORY HERETO
FROM TIME TO TIME,
as Lenders
GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent,
BANK OF AMERICA, N.A.,
as Co-Syndication Agent, Documentation Agent, Joint Lead Arranger and Joint Bookrunner
and
WELLS FARGO CAPITAL FINANCE, LLC,
as Co-Syndication Agent

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of July 29, 2010
•••
GE CAPITAL MARKETS, INC.,
as Joint Lead Arranger and Joint Bookrunner

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

(continued)

- v -

(continued)

- vi -

(continued)

Clause		Page
INDEX OF APPENDICES*

Exhibit 1.1(a)(i)	-	Form of Notice of Revolving Credit Advance

Exhibit 1.1(a)(ii)	-	Form of Revolving Note

Exhibit 1.1(b)(ii)	-	Form of Swing Line Note

Exhibit 1.5(e)	-	Form of Notice of Conversion/Continuation

Exhibit 4.1(b)	-	Form of Borrowing Base Certificate

Exhibit 6.7(d)(iii)(A)	-	Form of Intercreditor Agreement (Floor Plan Inventory)

Exhibit 6.7(d)(iii)(B)	-	Form of Intercreditor Agreement (Off Balance Sheet Inventory)

Exhibit 9.1(a)	-	Form of Assignment Agreement

Exhibit B-1(a)	-	Form of Notice of Issuance of Letter of Credit

Exhibit D	-	Form of Guaranty and Security Agreement

Schedule I	-	Original Letters of Credit

Schedule 1.1	-	Responsible Individual

Schedule 3.1	-	Corporate or Limited Liability Company Existence

Schedule 3.2	-	Executive Offices; Collateral Locations; FEIN

Schedule 3.6	-	Ownership of Property; Liens

Schedule 3.7	-	Labor Matters

Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness

Schedule 3.11	-	Taxes

Schedule 3.12	-	ERISA

Schedule 3.13	-	Litigation

Schedule 3.15	-	Intellectual Property

Schedule 3.17	-	Environmental Matters

- vii -

(continued)

Clause*		Page
Schedule 3.18	-	Insurance

Schedule 3.19	-	Deposit and Disbursement Accounts

Schedule 3.20	-	Government Contracts

Schedule 3.22	-	Agreements and Other Documents

Schedule 3.24	-	Titled Vehicles

Schedule 5.1	-	Maintenance of Existence and Conduct of Business

Schedule 6.2	-	Investments; Loans and Advances

Schedule 6.3	-	Indebtedness

Schedule 6.4(a)	-	Affiliate Transactions

Schedule 6.4(b)	-	Employee Loans

Schedule 6.6	-	Guaranteed Indebtedness

Schedule 6.7	-	Liens

Annex A (Recitals)	-	Definitions

Annex B (Section 1.2)	-	Letters of Credit

Annex C (Section 1.8)	-	Cash Management Systems

Annex D (Section 2.2(a))	-	Closing Checklist

Annex E (Section 4.1(a))	-	Financial Statements and Projections — Reporting

Annex F (Section 4.1(b))	-	Collateral Reports

Annex G (Section 6.10)	-	Financial Covenants

Annex H (Section 9.10(a))	-	Lenders’ Wire Transfer Information

Annex I (Section 11.10)	-	Notice Addresses

Annex J (Commitments)	-	Commitments
*	The exhibits, schedules and certain annexes have not been included in this filing because they are not material. The Registrant will furnish supplementally a copy of any omitted exhibit or schedule or similar attachment to the Securities and Exchange Commission upon request.

- viii -

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 29, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”), among H&E EQUIPMENT SERVICES, INC., a Delaware corporation (“H&E Delaware”), GREAT NORTHERN EQUIPMENT, INC., a Montana corporation (“Great Northern”), H&E EQUIPMENT SERVICES (CALIFORNIA), LLC, a Delaware limited liability company (“H&E California”, and together with H&E Delaware and Great Northern, each a “Borrower” and collectively and jointly and severally, the “Borrowers”), the other Credit Parties signatory hereto, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, “GE Capital”), for itself as Lender, as Agent for the Lenders and the other Lenders signatory hereto from time to time, BANK OF AMERICA, N.A., as Co-Syndication Agent and Documentation Agent, and WELLS FARGO CAPITAL FINANCE, LLC, as Co-Syndication Agent.
WHEREAS:
     (A) GE Capital (as successor in interest to General Electric Capital Corporation), the other Lenders named therein (collectively, the “Original Lenders”), Credit Parties and Agent are parties to a Second Amended and Restated Credit Agreement, dated as of September 1, 2007 (as heretofore amended, supplemented or modified, the “Original Credit Agreement”);
     (B) Borrowers have requested that Original Lenders amend and restate the Original Credit Agreement to modify the Original Credit Agreement in certain respects and, subject to the terms and conditions hereof, Lenders and Agent are willing to do so;
     (C) Credit Parties have agreed to continue to secure all of their Obligations under the Loan Documents with a security interest in and lien in favor of Agent, for the benefit of Agent and Lenders, upon substantially all of their existing and after-acquired personal and real property including a continuing Lien or mortgage on and security interest in all Collateral in which a Lien or mortgage on or security interest was granted pursuant to the Loan Documents prior to the Closing Date;
     (D) Credit Parties are willing to continue to guaranty all of the Obligations of Borrowers; and
     (E) Capitalized terms used in this Agreement have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosures Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.
NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND THE MUTUAL COVENANTS HEREINAFTER CONTAINED, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE PARTIES HERETO AGREE AS FOLLOWS:

1 AMOUNT AND TERMS OF CREDIT
1.1	Credit Facilities
(a)	Revolving Credit Facility
(i)	On the Closing Date, the Original Revolving Credit Advances (if any) shall be continued as Revolving Credit Advances hereunder.
(ii)	Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrowers from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a “Revolving Credit Advance”). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date, each Borrower may borrow, repay and reborrow under this Section 1.1(a); provided, that the amount of any Revolving Credit Advance to be made to such Borrower at any time shall not exceed Borrowing Availability of such Borrower at such time or cause the Borrowing Availability of all Borrowers to be exceeded. Moreover, the sum of the Revolving Loan and Swing Line Loan outstanding to any Borrower shall not exceed at any time that Borrower’s separate Borrowing Base. Each Revolving Credit Advance shall be made on notice by Borrower Representative on behalf of the applicable Borrower to the representative of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) noon (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) noon (New York time) on the date which is three (3) Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a “Notice of Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other administrative information as may be reasonably required by Agent. If any Borrower desires to have the Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower Representative must comply with Section 1.5(e).
(iii)	Upon the request of any Revolving Lender, each Borrower shall execute and deliver to such Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each such note shall be in the maximum principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (each as amended or replaced from time to time, a “Revolving Note” and, collectively, the “Revolving Notes”). Each Revolving Note shall represent the obligation of the applicable Borrower to pay the amount of the applicable Revolving Lender’s Revolving Loan Commitment or, if less, such Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to such Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the aggregate Revolving Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date. Without limitation of the foregoing, in the event that any Original Lender holds an Original Revolving Note and its Revolving Loan Commitment from and after the Closing Date exceeds its Revolving Loan Commitment prior to the Closing Date, upon request by such Original Lender, the applicable Borrower shall execute and deliver a Revolving Note to evidence the increased Revolving Loan Commitment and the Original Lender shall, upon receipt of such Revolving Note, return to such Borrower the Original Revolving Note it so holds. Any Original Revolving Note issued (and as such term was defined) prior to the Closing Date shall in any event constitute a Revolving Note issued under this Agreement and shall be entitled to all benefits hereof.
(iv)	The Revolving Lenders, subject to the proviso set forth below, hereby authorize Agent, for the account of the Revolving Lenders, to make or permit to remain outstanding Revolving Loans to any Borrower in excess of its Borrowing Base (any such excess Revolving Loan is herein referred to as an “Overadvance”) to the extent that Agent, in its sole discretion, determines that any such Overadvance is necessary or desirable (A) to preserve or protect the Collateral, (B) to enhance the likelihood of repayment of the Obligations or (C) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, fees and expenses; provided, however, that Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (A) aggregate Revolving Loans in excess of the aggregate Revolving Loan Commitments of all Revolving Lenders less the sum of outstanding Swing Line Loans plus the aggregate amount of Letter of Credit Obligations or (B) an Overadvance in an aggregate amount in excess of 10% of the aggregate Revolving Loan Commitments of all Revolving Lenders. If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Pro Rata Shares in accordance with the terms of this Agreement regardless of whether the conditions to lending set forth in Section 2.2 have been met. Furthermore, Requisite Lenders may prospectively revoke Agent’s ability to make or permit Overadvances by written notice to Agent. All Overadvances shall constitute Index Rate Loans and shall bear interest at the Index Rate plus the Applicable Revolver Index Margin and the default rate under Section 1.5(d). Each

Overadvance shall be repaid in full within thirty (30) days after the date on which such Overadvance is made.
     (b) Swing Line Facility
(i)	On the Closing Date, all Original Swing Line Advances (if any) shall be continued as Swing Line Advances hereunder. Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”) in accordance with any such notice. The provisions of this Section 1.1(b) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(a); provided, that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Revolving Credit Lenders pursuant to such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) the lesser of (x) the Maximum Amount and (y) the Borrowing Base in each case, less the outstanding balance of the Revolving Loan at such time (“Swing Line Availability”). Moreover, the Swing Line Loan outstanding to any Borrower shall not exceed at any time such Borrower’s separate Borrowing Base less the Revolving Loan outstanding to such Borrower. Until the Commitment Termination Date, each Borrower may from time to time borrow, repay and reborrow under this Section 1.1(b). Each Swing Line Advance shall be made on the day requested pursuant to a Notice of Revolving Credit Advance delivered to Agent by Borrower Representative on behalf of the applicable Borrower requesting a Swing Line Advance in accordance with Section 1.1(a). Any such notice must be given no later than noon (New York time) on the Business Day of the proposed Swing Line Advance. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from Requisite Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, except in the case of a Prohibited Swing Line Advance, be entitled to fund that Swing Line Advance, and to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(b)(iii) or purchase participating interests in accordance with Section 1.1(b)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Each Borrower shall repay the aggregate outstanding principal amount of the Swing Line Advances made to such Borrower upon demand therefor by Agent.

(ii)	Upon the request of the Swing Line Lender, each Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. If a promissory note is requested, each such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(b)(ii) (each as amended or replaced from time to time, a “Swing Line Note” and, collectively, the “Swing Line Notes”). Each Swing Line Note shall represent the obligation of such Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to such Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other non contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full. Any Swing Line Note issued (and as such term was defined) prior to the Closing Date shall in any event constitute a Swing Line Note issued under this Agreement.
(iii)	The Swing Line Lender shall at any time and from time to time in its sole and absolute discretion, but not less frequently than on each Settlement Date on behalf of any Borrower (and each Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf), request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to such Borrower (which shall be an Index Rate Loan) in an amount equal to such Revolving Lender’s Pro Rata Share of the principal amount of such Borrower’s Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(h) or (i) has occurred (in which event the procedures of Section 1.1(b)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Advances made to a Borrower shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan of such Borrower.
(iv)	If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(b)(iii), one of the events described in Sections 8.1(h) or (i) has occurred, then, subject to the provisions of Section 1.1(b)(v) below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of the applicable Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan to such Borrower in an amount equal to its Pro Rata Share of such Swing Line Loan.

Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.
(v)	Each Revolving Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participation interests in accordance with Section 1.1(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Section 1.1(b)(iii) or 1.1(b)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two (2) Business Days and at the Index Rate thereafter.
     (c) Reliance on Notices; Appointment of Borrower Representative
Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any such notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary. Each Borrower, and to the extent applicable, each other Credit Party, hereby designates H&E Delaware as its representative and agent on its behalf for the purposes of issuing Notices of Revolving Credit Advances and Notices of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Credit Party or Credit Parties under the Loan Documents. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Credit Parties, and may give any notice or communication required or permitted to be given to any Credit Party or Credit Parties hereunder to Borrower Representative on behalf of such Credit Party or Credit Parties. Each Credit Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Credit Party and shall be binding upon and enforceable against such Credit Party to the same extent as if the same had been made directly by such Credit Party.
1.2	Letters of Credit
Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower Representative, on behalf of any Borrower, shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of such Borrower. The parties hereto agree that all Original Letters of Credit and Original Letter of Credit Obligations shall be deemed, respectively, Letters of Credit and Letter of Credit Obligations issued or existing under and subject to and governed by and entitled to the benefits of the terms of this Agreement.
1.2A Swap Related Reimbursement Obligations
(a)	Each Borrower agrees to reimburse GE Capital in immediately available funds in the amount of any payment made by GE Capital under a Swap Related L/C (such reimbursement obligation, whether contingent upon payment by GE Capital under the Swap Related L/C or otherwise, being herein called a “Swap Related Reimbursement Obligation”). No Swap Related Reimbursement Obligation for any Swap Related L/C may exceed the amount of the payment obligations owed by any Borrower under the interest rate protection or hedging agreement or transaction supported by the Swap Related L/C. Any Swap Related L/C issued in connection with (and as such term is defined in) the Original Credit Agreement shall constitute a Swap Related L/C issued in connection with and subject to and governed by and entitled to the benefits of the terms of this Agreement.
(b)	A Swap Related Reimbursement Obligation shall be due and payable by any applicable Borrower within one (1) Business Day after the date on which the related payment is made by GE Capital under the Swap Related L/C.
(c)	Any Swap Related Reimbursement Obligation shall, during the period in which it is unpaid, bear interest at the rate per annum equal to the LIBOR Rate plus one percent (1%), as if the unpaid amount of the Swap Related Reimbursement Obligation were a LIBOR Loan, and not at any otherwise applicable Default Rate. Such interest shall be payable upon demand. The following additional provisions apply to the calculation and charging of interest on Swap Related Reimbursement Obligations by reference to the LIBOR Rate:
     (i) The LIBOR Rate shall be determined for each successive one-month LIBOR Period during which the Swap Related Reimbursement Obligation is unpaid, notwithstanding the occurrence of any Event of Default and even if the LIBOR Period were to extend beyond the Commitment Termination Date.

     (ii) If a Swap Related Reimbursement Obligation is paid during a monthly period for which the LIBOR Rate is determined, interest shall be pro-rated and charged for the portion of the monthly period during which the Swap Related Reimbursement Obligation was unpaid. Section 1.13(b) shall not apply to any payment of a Swap Related Reimbursement Obligation during the monthly period.
     (iii) Notwithstanding the last sentence of the definition of “LIBOR Rate”, if the LIBOR Rate is no longer available from Reuters Screen LIBOR01 Page, the LIBOR Rate with respect to Swap Related Reimbursement Obligations shall be determined by GE Capital from such financial reporting service or other information available to GE Capital as in GE Capital’s reasonable discretion indicates GE Capital’s cost of funds.
(d)	Except as provided in the foregoing provisions of this Section 1.2A and in Section 11.3 no Borrower shall be obligated to pay to GE Capital or any of its Affiliates any Letter of Credit Fee, or any other fees, charges or expenses, in respect of a Swap Related L/C or arranging for any interest rate protection or hedging agreement or transaction supported by the Swap Related L/C. GE Capital and its Affiliates shall look to the beneficiary of a Swap Related L/C for payment of any such letter of credit fees or other fees, charges or expenses and such beneficiary may factor such fees, charges, or expenses into the pricing of any interest rate protection or hedging arrangement or transaction supported by the Swap Related L/C.
(e)	If any Swap Related L/C is revocable prior to its scheduled expiry date, GE Capital agrees not to revoke the Swap Related L/C unless the Commitment Termination Date or an Event of Default has occurred and is continuing.
(f)	GE Capital or any of its Affiliates shall be permitted to (i) provide confidential or other information furnished to it by any of the Credit Parties (including, without limitation, copies of any documents and information in or referred to in the Closing Checklist, Financial Statements and Compliance Certificates) to a beneficiary or potential beneficiary of a Swap Related L/C and (ii) receive confidential or other information from the beneficiary or potential beneficiary relating to any agreement or transaction supported or to be supported by the Swap Related L/C. However, no confidential information shall be provided to any Person under this paragraph unless the Person has agreed to comply with the covenant substantially as contained in Section 11.8 of this Agreement.
1.3	Prepayments
(a)	Voluntary Prepayments; Reductions in Revolving Loan Commitments
Any Borrower may at any time voluntarily prepay all or part of the Revolving Credit Advances made to such Borrower at any time or from time to time without premium or penalty, subject to Section 1.13(b)(i). Borrowers may at any time on at least ten (10)

days’ prior written notice by Borrower Representative to Agent permanently reduce (but not terminate) the Revolving Loan Commitment; provided, that (A) any such reductions shall be in a minimum amount of $5,000,000 and integral multiples of $250,000 in excess of such amount, (B) the Revolving Loan Commitment shall not be reduced to an amount less than the amount of the Revolving Loan plus the Swingline Loan then outstanding, and (C) after giving effect to such reductions, Borrowers shall comply with Section 1.3(b)(i). In addition, Borrowers may at any time on at least 10 days’ prior written notice by Borrower Representative to Agent terminate the Revolving Loan Commitment; provided, that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B. Any such payment resulting from termination of the Revolving Loan Commitment must be accompanied by payment of all accrued and unpaid interest on the Loans and other Obligations and any LIBOR funding breakage costs in accordance with Section 1.13(b). Upon any such reduction or termination of the Revolving Loan Commitment, each Borrower’s right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be; provided, that a permanent reduction of the Revolving Loan Commitment shall not require a corresponding pro rata reduction in the L/C Sublimit. Each notice of partial prepayment shall designate the Borrower whose Revolving Credit Advances are to be repaid and identify the particular Revolving Credit Advances to be repaid.
(b)	Mandatory Prepayments
(i)	Except as provided in Section 1.1(a)(iv), at any time the aggregate outstanding balances of the Revolving Loan exceeds the lesser of (A) the Maximum Amount less the aggregate outstanding Swing Line Loan at such time and (B) the Aggregate Borrowing Base less the aggregate outstanding Swing Line Loan at such time, Borrowers shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrowers shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess. Furthermore, if, at any time, the outstanding balance of the Revolving Loan to any Borrower exceeds such Borrower’s separate Borrowing Base less the outstanding balance of the Swing Line Loan to such Borrower, the applicable Borrower shall immediately repay its Revolving Credit Advances in the amount of such excess (and, to the extent necessary, provide cash collateral for its Letter of Credit Obligations as described above).
(ii)	Immediately upon receipt by any Credit Party of proceeds of any asset disposition (excluding proceeds of dispositions of Equipment Inventory and P&E permitted by Section 6.8 having an aggregate Net Book Value in any one Fiscal Year, not exceeding $500,000) or any sale of Stock of any Subsidiary of such Credit Party, Borrowers shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by any Credit Party in connection therewith (in each case, paid to non Affiliates), (B) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, on the assets so disposed, and (C) transfer taxes plus an appropriate reserve for income taxes in accordance with GAAP in connection therewith (“Net Proceeds”). Any such prepayment shall, subject to Section 1.3(b)(iv), be applied in accordance with Section 1.3(c). Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent such Credit Party reinvests the Net Proceeds of such disposition in productive assets (other than Equipment Inventory and Parts and Tools Inventory) of a kind then used or usable in the business of such Credit Party, within one hundred eighty (180) days after the date of such disposition or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment. Pending such reinvestment, the Net Proceeds shall be delivered to the Agent and retained in a cash collateral account established for that purpose and shall be available for reinvestment so long as no Default or Event of Default is continuing.
(iii)	If any Credit Party issues Stock or any Indebtedness (other than Indebtedness permitted by Section 6.3) in excess of $1,000,000 in the aggregate of such Stock and such Indebtedness, no later than the Business Day following the date of receipt of the cash proceeds thereof, the issuing Credit Party shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses paid or payable to non Affiliates in connection therewith; provided, that no such prepayment shall be required, so long as no Event of Default has occurred and is continuing, from the proceeds of any issuance of Stock by a Credit Party (i) to any director, officer or other employee of such Credit Party pursuant to the stock incentive plan adopted by H&E Delaware prior to, and as in effect on, the Closing Date, (ii) as consideration for any Person (other than any Affiliate of a Credit Party) providing permitted Indebtedness under Section 6.3, (iii) to any other Credit Party, (iv) as consideration to any Person (other than an Affiliate) selling assets or Stock in any Permitted Acquisition or (v) if such proceeds are used within ninety (90) days after receipt thereof to pay the consideration for a Permitted Acquisition. Any such prepayment shall, subject to Section 1.3(b)(iv), be applied in accordance with Section 1.3(c).

(iv)	In the event that Section 1.3(b)(i), (ii) or (iii) shall require any prepayment to be made on a day other than an Interest Payment Date, then upon receipt of such prepayment and to the extent requested by any Borrower, Agent shall hold such amount as cash collateral (provided that the Borrower delivering the same shall have executed and delivered such documents as Agent shall have requested in connection with such cash collateral) and, so long as no Default or Event of Default shall have occurred and be continuing, shall not apply such cash collateral to the prepayment under the applicable paragraph of this Section 1.3 until the next succeeding Interest Payment Date. Such cash collateral shall be invested in Cash Equivalents as directed by such Borrower in accordance with such documents. Interest earned on such cash collateral shall accrue for the account of the Borrower providing the same, shall constitute additional cash collateral and (assuming no Default or Event of Default shall be continuing) shall be, to the extent remaining, applied to such prepayment on such next succeeding Interest Payment Date.
(c)	Application of Certain Mandatory Prepayments

Any prepayments made by any Borrower or Credit Party pursuant to Section 1.3(b)(ii) or (iii) shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to Fees and any other fees and reimbursable expenses of Lenders then due and payable pursuant to any of the Loan Documents; third, to interest then due and payable on the Swing Line Loan; fourth, to the principal balance of the Swing Line Loan until the same has been repaid in full; fifth, to interest then due and payable on the Revolving Credit Advances; sixth, to the outstanding principal balance of the Revolving Credit Advances until the same has been paid in full; seventh, to any Letter of Credit Obligations, to provide cash collateral therefor in the manner set forth in Annex B and last to any other Obligations. So long as no Event of Default is outstanding, the Borrowers may direct that any such prepayments be applied to Index Rate Loans to the extent outstanding, rather than LIBOR Loans. Neither the Revolving Loan Commitment nor the Swing Line Commitment shall be permanently reduced by the amount of any such prepayments; provided, that any prepayment made by any Borrower pursuant to Section 1.3(b)(iii) in connection with the issuance of Indebtedness shall also permanently reduce the Revolving Loan Commitment by the amount of such prepayment.
(d)	Application of Prepayments from Insurance and Condemnation Proceeds

Prepayments from insurance or condemnation proceeds in accordance with Section 5.4 shall be applied first to the Swing Line Loans and second to the Revolving Credit Advances of the applicable Borrower. Neither the Revolving Loan Commitment nor the Swing Line Loan Commitment shall be permanently reduced by the amount of any such prepayments. So long as no Event of Default is outstanding, Borrower Representative may direct that any such prepayments be applied to Index Rate Loans to the extent outstanding, rather than LIBOR Loans. Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent such Credit Party reinvests such insurance or condemnation proceeds in productive assets (other than Equipment Inventory) of a kind then used or usable in the business of such Credit Party, within one hundred eighty (180) days after the date of such disposition or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment. Pending such reinvestment, such proceeds shall be delivered to the Agent and retained in a cash collateral account established for that purpose and shall be available for reinvestment so long as no Default or Event of Default is continuing.
(e)	No Implied Consent

Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction referred to in Sections 1.3(b)(ii) and 1.3(b)(iii) which is not permitted by other provisions of this Agreement or the other Loan Documents.
1.4	Use of Proceeds
Borrowers shall utilize the proceeds of the Revolving Loan and the Swing Line Loan solely for the financing of Borrowers’ ordinary working capital and general corporate needs and for such purposes as permitted herein.
1.5	Interest and Applicable Margins
(a)	(i) Interest

Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Revolving Credit Advances and Swing Line Loans being made by each Lender, and in respect of all unreimbursed Letters of Credit Obligations, in arrears on each applicable Interest Payment Date, at the following rates: (A) with respect to the Revolving Credit Advances and unreimbursed Letter of Credit Obligations and all other Obligations (other than LIBOR Loans and Swing Line Loans), the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower Representative, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin; and (B) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.
(ii)	Applicable Margins
(A)	The Applicable Margins on a per annum basis shall, until (and excluding) the Closing Date, be the respective rates provided in the Original Credit Agreement.

(B)	The Applicable Margins on a per annum basis for the period beginning on the Closing Date and ending on the date Financial Statements in respect of the Fiscal Quarter ending September 30, 2010 are required to be delivered hereunder, or are actually delivered hereunder, whichever is earlier, are as follows:

Applicable Revolver Index Margin	1.75%

Applicable Revolver LIBOR Margin	2.75%

Applicable L/C Margin	2.75%

Applicable Unused Line Fee Margin	0.50%
(C)	From and after the date the Financial Statements in respect of the Fiscal Quarter ending September 30, 2010 are required to be delivered hereunder, or are actually delivered hereunder, whichever is earlier, the Applicable Margins (other than the Applicable Unused Line Fee Margin, which shall remain at 0.50% for the term of this Agreement and shall not be adjusted) shall be adjusted (up or down) on a quarterly basis based on the Leverage Ratio of H&E Delaware and its Subsidiaries as of the last day of the most recent Fiscal Quarter then ended (as reflected in the quarterly unaudited Financial Statements required to be delivered hereunder). Each such adjustment in the Applicable Margins shall be effective as of the first day of the Fiscal Quarter next succeeding the date of delivery to Agent and Lenders of the quarterly unaudited Financial Statements truthfully and accurately evidencing the need for an adjustment (the Agent reserving the right to challenge any such Financial Statements or certificate provided below and make any prospective or retroactive claim for any interest that would have accrued but for any inaccuracy of any such evidence or certificate, and Borrowers shall be liable for any such claim). Concurrently with the delivery of those Financial Statements, Borrower Representative shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins (other than the Applicable Unused Line Fee Margin). Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins (other than the Applicable Unused Line Fee Margin) to the highest levels set forth in the grid appearing below, until the first day of the first Fiscal Quarter following the delivery of those Financial Statements demonstrating that such an increase is not required. If any Default or an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins (other than the Applicable Unused Line Fee Margin) is to be implemented, that reduction shall be deferred until the first day of the first Fiscal Quarter following the date on which all Defaults or Events of Default are waived or cured.
Adjustments in the Applicable Margins (other than the Applicable Unused Line Fee Margin) will be determined by reference to the following grid:

If Leverage Ratio is:	Level of Applicable Margins:
<2.50 to 1.00	Level I

<3.50 to 1.00 but ≥ 2.50 to 1.00	Level II

<4.50 to 1.00 but ≥ 3.50 to 1.00	Level III

≥ 4.50 to 1.00	Level IV

	Applicable Margins
	Level I	Level II	Level III	Level IV
Applicable Revolver Index Margin	1.50%	1.75%	2.00%	2.25%

Applicable Revolver LIBOR Margin	2.50%	2.75%	3.00%	3.25%

Applicable L/C Margin	2.50%	2.75%	3.00%	3.25%
(b)	If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
(c)	All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a three hundred sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrowers, absent manifest error.

(d)	So long as an Event of Default has occurred and is continuing, and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e)	So long as no Event of Default has occurred and is continuing, Borrower Representative shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess of such amount. Any such election must be made by noon (New York time) on the third (3rd) Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which the applicable Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower Representative in such election. If no election is received with respect to a LIBOR Loan by noon (New York time) on the third (3rd) Business Day prior to the end of the LIBOR Period with respect thereto (or if an Event of Default has occurred and is continuing), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period.

Borrower Representative must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).
(f)	Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (d) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.
1.6	Eligible Accounts

All of the Accounts owned by any Borrower and reflected in the most recent Borrowing Base Certificate delivered by such Borrower to Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment exercised in good faith; provided, that (i) any increase of any advance rate above its Original Advance Rate is subject to the approval of all Lenders and (ii) any adjustment by Agent to any criterion set forth below that results in such criterion being less restrictive than as in effect on the Closing Date shall be subject to approval of Requisite Lenders. Eligible Accounts shall not include any Account of any Borrower:
(a)	which does not arise from the sale of goods or the performance of services by such Borrower in the ordinary course of its business;

(b)	upon which (i) such Borrower’s right to receive payment is contingent upon the fulfillment of any condition by such Borrower or (ii) such Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c)	to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

(d)	if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrower’s completion of further performance under such contract;

(e)	that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(f)	with respect to which an invoice, that is not unacceptable to Agent (in its reasonable judgment) in form and substance, has not been sent to the applicable Account Debtor;

(g)	(i) that is not owned by such Borrower or (ii) to the extent it is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders, and other than Permitted Liens;

(h)	that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer or director with any Credit Party;

(i)	that is the obligation of an Account Debtor that is the United States or Canadian government or a political subdivision thereof, or any state, county, province or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and such Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940, any Canadian equivalent thereof, or any applicable state, county or municipal law restricting assignment thereof, with respect to such obligation; provided, so long as no Default or Event of Default shall have occurred and be continuing, Accounts described in this Section 1.6(i) and identified to the Agent pursuant to Section 5.10 shall be deemed Eligible Accounts to the extent such Accounts in the aggregate outstanding at any time do not exceed $1,500,000 and otherwise meet the eligibility criteria set forth in this Section 1.6;

(j)	that is the obligation of an Account Debtor located in a foreign country other than Canada (excluding the provinces of Newfoundland, the Northwest Territories and the Territory of Nunavut), unless payment thereof is assured by a letter of credit assigned and delivered to Agent, reasonably satisfactory to Agent as to form, amount and issuer;

(k)	to the extent such Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential offset;

(l)	that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(m)	that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:
(i)	the Account is not paid within the earlier of: sixty (60) days following its due date or ninety (90) days following its original invoice date;

(ii)	the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii)	a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;
(n)	that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in paragraph (m) of this Section 1.6;

(o)	that is not subject to a first priority perfected Lien in favor of Agent, on behalf of itself and Lenders;

(p)	as to which any of the representations or warranties in the Loan Documents are untrue in any material respect (provided that no immaterial breach of any such representation or warranty shall override any of the eligibility criteria set forth in other clauses in this Section 1.6);

(q)	to the extent such Account is evidenced by a judgment;

(r)	to the extent such Account exceeds any credit limit established by Agent, in its reasonable credit judgment;

(s)	that is payable in any currency other than Dollars; or

(t)	that is otherwise unacceptable to Agent in its reasonable credit judgment.
1.6A	Eligible Rolling Stock

All of the P&E owned by such Borrower and reflected in the most recent Borrowing Base Certificate delivered by such Borrower to Agent shall be “Eligible Rolling Stock” for purposes of this Agreement, except any P&E to which any of the exclusionary criteria set forth below applies. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Rolling Stock in its reasonable credit judgment; provided, that (i) any increase of any advance rate above its Original Advance Rate is subject to the approval of all Lenders and (ii) any adjustment by Agent to any criterion set forth below that results in such criterion being less restrictive than as in effect on the Closing Date shall be subject to approval of Requisite Lenders. Eligible Rolling Stock shall not include any P&E of any Borrower:
(a)	that is not owned by such Borrower free and clear of all Liens and rights of any other person, except the Liens in favor of Agent, on behalf of itself and Lenders, and the rights of a lessee pursuant to any permitted lease of such P&E or Permitted Liens;

(b)	if such P&E (i) (except to the extent in use and not then being stored) is not stored on premises owned, leased or rented by such Borrower and set forth in Disclosure Schedule (3.2), or (ii) is stored at a leased location in respect of which Agent has requested a landlord waiver, unless a reasonably satisfactory landlord waiver has been delivered to Agent, provided that Agent may, treat any such P&E at any such location as Eligible Rolling Stock and, in lieu of imposing the exclusionary criterion in this paragraph (b) to such P&E, impose a Reserve (without duplicating any Reserve established for other eligible collateral at such location as a consequence of the failure to obtain such landlord’s waiver) in an amount not less than six month’s rent for all such P&E stored at such location in respect of which such a landlord waiver has not been delivered, or (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent and Reserves reasonably satisfactory to Agent have been established with respect thereto, (iv) is stored at an owned location subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver requested by Agent has been delivered to Agent or (v) is anything other than automotive equipment, a trailer, a truck, a forklift, a motor vehicle or other rolling stock;

(c)	that is covered by a certificate of title unless the interest of Agent in the P&E has been noted on such certificate of title in accordance with applicable law;

(d)	that is excess, obsolete or damaged;

(e)	that is held for sale or lease in the ordinary course of such Borrower’s business;

(f)	that is not subject to a first priority perfected Lien in favor of Agent on behalf of itself and Lenders;

(g)	as to which any of the representations or warranties pertaining to P&E set forth in the Loan Documents are untrue in any material respect (provided that no immaterial breach of any such representation or warranty shall override any of the eligibility criteria set forth in other clauses in this Section 1.6A);

(h)	that is not covered by casualty insurance as to which Agent is listed as loss payee in accordance with Section 5.4(c); or

(i)	that is otherwise unacceptable to Agent in its reasonable credit judgment.
1.6B	Eligible Rentals

All of the Rentals of each Borrower and reflected in the most recent Borrowing Base Certificate delivered by such Borrower to Agent shall be “Eligible Rentals” for purposes of this Agreement, except any Rental to which any of the exclusionary criteria set forth below applies. In addition, Agent reserves the right, at any time and from time to time after the Closing Date to adjust any such criteria and to establish new criteria with respect to Eligible Rentals in its reasonable credit judgment, provided, that (i) any increase of any advance rate above its Original Advance Rate is subject to the approval of all Lenders and (ii) any adjustment by Agent of any criteria set forth below that results in such criteria being less restrictive than as in effect on the Closing Date shall be subject to the approval of Requisite Lenders. Eligible Rentals shall not include any Rental of any Borrower:
(a)	that is not subject to a written lease agreement in form and substance reasonably acceptable to Agent;

(b)	that is not subject to a first priority perfected security interest of Agent on behalf of itself and Lenders, perfected by possession of all Chattel Paper related to such Rental by possession or by the stamping of notice of Agent’s security interest thereon;

(c)	that is not due within ninety (90) days of the applicable date of determination;

(d)	upon which such Borrower is not able to bring suit or otherwise enforce its remedies against the relevant lessee through judicial process;

(e)	(i) that is not owned by such Borrower, (ii) that is subject to any right, claim, security interest or other interest of any other Person, other than Liens in favor of Agent, on behalf of itself and Lenders, except Permitted Liens, or (iii) to the extent that any counterclaim, dispute, offset or defense is asserted as to such Rental;

(f)	that is the obligation of a lessee that is the United States or Canadian government or a political subdivision thereof, or any state, county, province or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and such Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940, and any amendments thereto, its Canadian equivalent or any applicable state, county or municipal law restricting assignment thereof, with respect to such obligation;
(g)	that is the obligation of a lessee located in a foreign country other than Canada (excluding the province of Newfoundland, the Northwest Territories and the Territory of Nunavut), unless payment thereof is assured by a letter of credit, reasonably satisfactory to Agent as to form, amount and issuer;

(h)	that is in default, or is due under a lease which is in default;

(i)	if any lessee obligated upon such Rental suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;

(j)	if any petition is filed by or against any lessee obligated upon such Rental under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(k)	that is the obligation of a lessee if fifty percent (50%) or more of the Dollar amount of all Rentals owing by that lessee are ineligible under the other criteria set forth in this Section 1.6B;

(l)	as to which any of the representations or warranties in the Loan Documents are untrue in any material respect (provided that no immaterial breach of any such representation or warranty shall override any of the eligibility criteria set forth in other clauses in this Section 1.6B);

(m)	to the extent such Rental exceeds any credit limit established by Agent, in its reasonable credit judgment;

(n)	that is payable in any currency other than Dollars; or

(o)	that is otherwise unacceptable to Agent in its reasonable credit judgment.
1.7	Eligible Parts and Tools Inventory

All of the Parts and Tools Inventory owned by any Borrower and reflected in the most recent Borrowing Base Certificate delivered by such Borrower to Agent shall be “Eligible Parts and Tools Inventory” for purposes of this Agreement, except any Parts and Tools Inventory to which any of the exclusionary criteria set forth below applies. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Parts and Tools Inventory in its reasonable credit judgment; provided, that (i) any increase of any advance rate above its Original Advance Rate is subject to the approval of all Lenders and (ii) any adjustment by Agent to any criterion set forth below that results in such criterion being less restrictive than as in effect on the Closing Date shall be subject to approval of Requisite Lenders. Eligible Parts and Tools Inventory shall not include any Parts and Tools Inventory of any Borrower:
(a)	that (i) is not owned by such Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Parts and Tools Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders, and Permitted Liens in favor of landlords and bailees to the extent permitted in Section 5.9 hereof (subject to Reserves established by Agent in accordance with Section 5.9 hereof);

(b)	(i) that is not located on premises owned, leased or rented by such Borrower and set forth in Disclosure Schedule (3.2), or (ii) is stored at a leased location in respect of which Agent has requested a landlord waiver, unless a reasonably satisfactory landlord waiver has been delivered to Agent, provided that Agent may, treat any such Parts and Tools Inventory at any such location as Eligible Parts and Tools Inventory and, in lieu of imposing the exclusionary criterion in this paragraph (b) to such Parts and Tools Inventory, impose a Reserve (without duplicating any Reserve established for other eligible collateral at such location as a consequence of the failure to obtain such landlord’s waiver) in an amount not less than six month’s rent for all Parts and Tools Inventory stored at such location in respect of which such a landlord waiver has not been delivered, or (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent and Reserves reasonably satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver requested by Agent has been delivered to Agent, or (v) is located at any site if the aggregate book value of Parts and Tools Inventory at any such location is less than $100,000;

(c)	that is placed on consignment or is in transit;

(d)	that is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders;

(e)	that is excess, obsolete, unsalable or damaged;

(f)	that consists of display items or packing or shipping materials, manufacturing supplies or work-in-process Inventory;

(g)	that is not held for sale in the ordinary course of such Borrower’s business;

(h)	that is not subject to a first priority perfected Lien in favor of Agent on behalf of itself and Lenders;

(i)	as to which any of the representations or warranties pertaining to Parts and Tools Inventory set forth in the Loan Documents are untrue in any material respect (provided that no immaterial breach of any such representation or warranty shall override any of the eligibility criteria set forth in other clauses in this Section 1.7);

(j)	that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(k)	that is not covered by casualty insurance as to which Agent is listed as loss payee in accordance with Section 5.4(c); or

(l)	that is otherwise unacceptable to Agent in its reasonable credit judgment.
1.7A	Eligible Equipment Inventory

All of the Equipment Inventory owned by any Borrower and reflected in the most recent Borrowing Base Certificate delivered by such Borrower to Agent shall be “Eligible Equipment Inventory” for purposes of this Agreement, except any Equipment Inventory to which any of the exclusionary criteria set forth below applies. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Equipment Inventory in its reasonable credit judgment; provided, that (i) any increase of any advance rate above its Original Advance Rate is subject to the approval of all Lenders and (ii) any adjustment by Agent to any criterion set forth below that results in such criterion being less restrictive than as in effect on the Closing Date shall be subject to approval of Requisite Lenders. Eligible Equipment Inventory shall not include any Equipment Inventory of any Borrower:
(a)	that is not owned by such Borrower free and clear of all Liens and rights of any other person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Equipment Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders, and the rights of a lessee pursuant to any permitted lease of such Equipment Inventory or Permitted Liens;

(b)	that (i) except to the extent in the possession of a lessee or being transported to or from a lessee) is not located on premises owned, leased or rented by such Borrower and set forth in Disclosure Schedule (3.2), or (ii) is stored at a leased location in respect of which Agent has requested a landlord waiver, unless a reasonably satisfactory landlord waiver has been delivered to Agent, provided that Agent may, treat any such Equipment Inventory stored at any such location as Eligible Equipment Inventory and, in lieu of imposing the exclusionary criterion in this paragraph (b) to such Equipment Inventory, impose a Reserve (without duplicating any Reserve established for other eligible collateral at such location as a consequence of the failure to obtain such landlord’s waiver) in an amount not less than six month’s rent for all Equipment Inventory stored at such location in respect of which such a landlord waiver has not been delivered, or (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent and Reserves reasonably satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver requested by Agent has been delivered to Agent, or (v) is leased to a lessee other than pursuant to a lease of such Equipment Inventory entered into in the ordinary course of business or is not located in the United States or Canada (excluding. the provinces of Newfoundland, the Northwest Territories and the Territory of Nunavut);

(c)	that is placed on consignment;

(d)	that is covered by a negotiable document of title or a certificate of title unless such negotiable document has been delivered to Agent with all necessary endorsements free and clear of all Liens except those in favor of Agent and Lenders, or where it is required to perfect the security interest of Agent in the Equipment Inventory such certificate of title has been noted in such certificate of title in accordance with applicable law;

(e)	that is obsolete, unsalable or damaged beyond repair;

(f)	that is not held for sale or lease in the ordinary course of such Borrower’s business;

(g)	that is not subject to a first priority perfected Lien in favor of Agent on behalf of itself and Lenders;

(h)	as to which any of the representations or warranties pertaining to Equipment Inventory set forth in the Loan Documents are untrue in any material respect (provided that no immaterial breach of any such representation or warranty shall override any of the eligibility criteria set forth in other clauses in this Section 1.7A);

(i)	that is not covered by casualty insurance as to which Agent is listed as loss payee in accordance with Section 5.4(c); or

(j)	that is otherwise unacceptable to Agent in its reasonable credit judgment.
1.8	Cash Management Systems

On or prior to the Closing Date, Borrowers will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).

1.9	Fees
(a)	Borrowers shall pay to GE Capital, individually, the Fees specified in that certain fee letter dated July 29, 2010 between H&E Delaware and GE Capital (the “GE Capital Fee Letter”), at the times specified for payment therein which shall include the annual Administrative Agent’s fee, which will be due and payable on the Closing Date (but only to the extent provided in the GE Capital Fee Letter) and on each anniversary thereof.

(b)	On the Closing Date, the Borrowers shall pay to Agent, for the pro rata benefit of each Lender without offset, deduction or withholding of any kind, a fee in an amount equal to seventy-five (75) basis points of such Lender’s Commitment as of the Closing Date.

(c)	As additional compensation for the Revolving Lenders, Borrowers agree to pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrowers’ non use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Revolving Loan and the Swing Line Loan outstanding during the period for which such Fee is due.

(d)	As additional compensation for the Agent, Borrowers agree to pay to the L/C Issuer with respect to any Letter of Credit, at the time such Letter of Credit is issued or extended, a fronting fee in an amount equal twelve and one half (12.5) basis points of the face amount of such Letter of Credit (which fronting fee shall be in addition to any other fees, charges and expenses of the L/C Issuer in effect from time to time in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued and are in addition to the Letter of Credit Fee payable as provided in Annex B).

(e)	Borrowers shall pay to Agent, for the ratable benefit of Revolving Lenders, the Letter of Credit Fee as provided in Annex B.

(f)	In addition, and in addition to the costs of Equipment Inventory Appraisals, P&E Appraisals and Inspections, Borrowers agree to pay to Agent, which are due and payable as incurred, all out of pocket costs (including reasonable fees and expenses) paid by Agent to third party auditors, or a fee of $900 per audit day per in-house auditor, plus out of pocket expenses; provided, that Borrowers shall not be required to pay such costs and expenses (unless an Event of Default or an Audit and Appraisal Liquidity Event has occurred and is continuing) in relation to more than two (2) audits in any year (such audit to be conducted, while no Event of Default or Audit and Appraisal Liquidity Event is continuing, during an Inspection).
1.10	Receipt of Payments

Each Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.11	Application and Allocation of Payments
(a)	So long as no Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied, first, to the Swing Line Loan and, second, to the Revolving Loan; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied in accordance with the provisions of Section 1.3(a); and (iv) mandatory prepayments shall be applied as set forth in Sections 1.3(c) and 1.3(d). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when an Event of Default has occurred and is continuing or following the Commitment Termination Date, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder and expenses of Lenders to the extent reimbursable under Section 11.3; (2) to interest on the Swing Line Loan; (3) to principal payments of the Swing Line Loan; (4) to interest on the other Loans; (5) to principal payments of the other Loans and to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B, ratably to the aggregate, combined principal balance of the other Loans and outstanding Letter of Credit Obligations; (6) to interest on unpaid Swap Related Reimbursement Obligations and unpaid swap obligations owing to Lenders other than GE Capital or their Affiliates, ratably in proportion to the interest accrued as to each unpaid Swap Related Reimbursement Obligation and unpaid swap obligation; (7) to principal payments of unpaid Swap Related Reimbursement Obligations and unpaid swap obligations owing to Lenders other than GE Capital or their Affiliates, ratably to the aggregate principal balance of the unpaid Swap Related Reimbursement Obligations and other unpaid swap obligations; and (8) to all other Obligations.

(b)	Agent is authorized to, and at its sole election may, charge to the Revolving Loan balance on behalf of each Borrower and cause to be paid all Fees, expenses, Charges,

costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Credit Advances, due and owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time or would cause the aggregate balance of the Revolving Loan and the Swing Line Loan of any Borrower to exceed such Borrower’s separate Borrowing Base after giving effect to such charges or if such charges would cause the aggregate balance of the Revolving Loan and Swing Line Loan to exceed the Aggregate Borrowing Base after giving effect to such charges. At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Loan hereunder.
1.12	Loan Account and Accounting
(a)	Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Agent shall deliver to the Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b)	Agent, acting as a non-fiduciary agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this Section 1.12(b), shall establish and maintain at its address referred to in Annex I (or at such other address as Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent, each Lender and each L/C Issuer in the Revolving Loans, Swing Loans and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit and Letter of Credit Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.1 and 9.10(d)), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Loans, the LIBOR Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the reimbursement obligations owed to each L/C Issuer in respect of Letters of Credit and (6) any other payment received by Agent from any Borrower and its application to the Obligations.

(c)	Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the reimbursement obligations in respect of Letters of Credit are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or reimbursement obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.12 and Section 9.1 shall be construed so that the Loans and reimbursement obligations in respect of Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)	The Credit Parties, Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower Representative, Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Agent.
1.13	Indemnity
(a)	Each Credit Party shall jointly and severally indemnify and hold harmless each of Agent, Arranger, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents and including any contractual obligation entered into in connection with any E-Systems or Electronic Transmissions (collectively, “Indemnified Liabilities”); provided, that no Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person’s gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR

LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b)	To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a the result of acceleration, by operation of law or otherwise), subject to Section 1.3(b)(iv); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after such Borrower has given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after such Borrower has given a notice thereof in accordance herewith, then Borrowers shall jointly and severally indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrowers with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower Representative shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.
1.14	Access

Each Credit Party shall, during normal business hours, from time to time upon reasonable advance notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of such Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from such Credit Party’s books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of such Credit Party (clauses (a), (b) and (c) collectively, “Inspections”). Borrowers agree to pay to Agent, which are due and payable as incurred, all out of pocket costs (including fees and expenses) incurred by Agent in relation to any Inspections, to the extent provided in Section 1.9 (with respect to any Inspections performed in connection with audits) and the definitions of “Equipment Inventory Appraisal” and “P&E Appraisal” (with respect to Inspections performed in connection with Equipment Inventory Appraisals and P&E Appraisals, respectively). Borrowers’ obligation to pay for Inspections is in addition to their obligation to pay for Equipment Inventory Appraisals and P&E Appraisals. If an Event of Default has occurred and is continuing or if action is necessary to preserve or protect the Collateral as determined by Agent, each Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, each Borrower shall provide Agent and each Lender with access to its suppliers and customers. Each Credit Party shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media consistent with reasonable commercial standards, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least five (5) days’ prior written notice of regularly scheduled Inspections. Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled Inspections at no charge to any Credit Party.

1.15	Taxes
(a)	Any and all payments by each Credit Party hereunder or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Non-Excluded Taxes, unless required by law. If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) in the case of Non-Excluded Taxes, the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, and (iii) such Credit Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof. Agent and Lenders shall not be obligated to return or refund any amounts received pursuant to this Section, except that in the event a Lender or Agent receives a refund of, or credit with respect to any Taxes that it determines in its reasonable discretion were paid (directly or indirectly) by a Credit Party pursuant to Section 1.15(a) or Section 1.15(b), such Lender or Agent, as applicable, shall pay the amount of such refund or credit to such Credit Party within thirty (30) days of receipt of such refund or application of such credit; provided that (i) the calculation of such refund or credit shall be determined solely by such Lender or Agent, as applicable, (ii) such Credit Party, upon the request of such Lender or Agent, shall repay the amount paid to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or Agent in the event a Governmental Authority subsequently determines that such Lender or Agent was not entitled to receive such refund or credit, and (iii) no provision contained in this Section 1.15(a) shall be construed to require either Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Credit Party or any other Person. In addition, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b)	Each Credit Party shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Non-Excluded and Other Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties and interest, neither of which are the result of gross negligence by Agent or such Lender, and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c)	Each Lender created or organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) that, at any of the following times, is entitled to an exemption from United States withholding tax or is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Foreign Lender becomes a “Foreign Lender” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it under this paragraph and (z) from time to time if requested by Borrower Representative or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable (together with any required schedules and attachments): (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Foreign Lender claiming exemption under IRC Sections 871(h) or

881(c), Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Borrower Representative and Agent that such Foreign Lender is not (1) a “bank” within the meaning of IRC Section 881(c)(3)(A), (2) a “10 percent shareholder” of the Borrower within the meaning of IRC Section 881(c)(3)(B) or (3) a “controlled foreign corporation” described in IRC Section 881(c)(3)(C) or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Foreign Lender to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Foreign Lender under the Loan Documents. In addition, if a payment made to a Foreign Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Foreign Lender fails to comply with the applicable reporting requirements of FATCA including those contained in IRC Section 1471(b) or 1472(b), as applicable), such Foreign Lender shall deliver to Agent and Borrower Representative documentation reasonably requested by Agent or Borrower Representative sufficient for Agent and the Credit Parties to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with such applicable reporting requirements. Unless Borrower Representative and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Foreign Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate. Notwithstanding any other provision of this Section 1.15 to the contrary, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver, provided that failure to deliver any such form shall not in itself cause Taxes to be treated as Non-Excluded Taxes.
1.16	Capital Adequacy; Increased Costs; Illegality
(a)	If any Lender shall have determined in good faith that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time upon written demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower Representative and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)	If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan (excluding for purposes of this Section 1.16(b) Non-Excluded Taxes, as to which Section 1.15 shall govern), then Borrowers shall from time to time, upon written demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower Representative and to Agent by such Lender, shall be conclusive and binding on Borrowers for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b).

(c)	Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s good faith opinion, adversely affecting it or its Loans or the income obtained therefrom, on written notice thereof and written demand therefor by such Lender to Borrower Representative through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless such Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d)	Within fifteen (15) days after receipt by Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts, increased costs or reserve costs as provided in Section 1.15(a), 1.15(b), 1.16(a), 1.16(b) or 1.16(c), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower Representative, with the consent of

Agent not to be unreasonably withheld, may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrower Representative obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender must sell and assign (in accordance with the requirements for assignments in Section 9.1) its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale and the Replacement Lender shall assume all Commitments of the Affected Lender (and the Affected Lender shall be released from its Commitments), provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrower Representative’s notice of intention to replace such Affected Lender. Furthermore, if Borrower Representative gives a notice of intention to replace and does not so replace such Affected Lender within ninety (90) days thereafter, Borrowers’ rights under this Section 1.16(d) shall terminate and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.15(b), 1.16(a), 1.16(b) and 1.16(c).

(e)	Notwithstanding the provisions of Section 1.16(a) and (b), if any Lender fails to notify Borrower Representative of any event or circumstance which will entitle such Lender to compensation pursuant to Section 1.16(a) or (b) within one hundred eighty (180) days after such Lender becomes aware of such event or occurrence, then such Lender shall not be entitled to compensation from Borrowers for any amount arising prior to the date which is one hundred eighty (180) days before the date of such notice to Borrower Representative.
1.17	Single Loan
All Loans to each Borrower and all of the other Obligations of each Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral and shall be a joint and several obligation of such Borrower with the obligations of the other Borrowers for all Loans and other Obligations arising under this Agreement and the Loan Documents of the other Borrowers.
1.18	Increase of the Commitments
(a)	Borrower Representative may from time to time after the Closing Date, with the consent of Agent and upon at least thirty (30) days’ prior written notice to the Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the

Revolving Loan Commitments by up to an aggregate of $130,000,000; such additional Revolving Loan Commitments (the “Incremental Revolving Loan Commitments”) as determined by and with the approval of the Agent; provided, that the terms and conditions of the Incremental Revolving Loan Commitment shall be the same as those applicable to the Revolving Loan Commitments theretofore in effect except that to the extent that the Applicable Margins for Revolving Loans or Letters of Credit to be issued under the Incremental Revolving Loan Commitments are higher than the Applicable Revolver Margins and/or Applicable L/C Margin set forth herein, the Applicable Revolver Margins and Applicable L/C Margin shall automatically be adjusted to the Applicable Margins for the Revolving Loans and Letters of Credit to be issued under the Incremental Revolving Loan Commitments. Each Lender shall have the right for a period of fifteen (15) days following receipt of such notice, to elect by written notice to the Borrower Representative and the Agent, to commit to make all or a portion of such Incremental Revolving Loan Commitments. Final allocations of the Incremental Revolving Loan Commitments are to be determined by the Agent after consultation with Borrower Representative. No Lender (or any successor thereto) shall have any obligation to provide all or any portion of such Incremental Revolving Loan Commitments or to increase any other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to provide any such Incremental Revolving Loan Commitment shall be made in its sole discretion independently from any other Lender.

(b)	If the Lenders do not commit to make the entire Incremental Revolving Loan Commitments pursuant to Section 1.18(a), the Borrower Representative may designate a Qualified Assignee (which may be, but need not be, one or more of the existing Lenders), provided, however, that if such Person is not an existing Lender, such Person must join this Agreement as a Lender (an “Additional Revolving Lender”).

(c)	In the event that the Borrower Representative desires to obtain Incremental Revolving Loan Commitments, the Agent, the Credit Parties and the Additional Revolving Lenders shall enter into an amendment to this Agreement to provide for such Incremental Revolving Loan Commitments (and an amendment to Annex J to reflect the resulting Revolving Loan Commitments of the Lenders), which amendment shall provide for the issuance of promissory notes to evidence the Revolving Credit Advances made pursuant to the Incremental Revolving Loan Commitments if requested by such Lenders (which notes shall constitute Notes for purposes of this Agreement), such amendment to be in form and substance reasonably acceptable to Agent and consistent with the terms of this Section 1.18 and of the other provisions of this Agreement. No consent of any Lender not providing Incremental Revolving Loan Commitments is required to permit the Incremental Revolving Loan Commitments contemplated by and otherwise complying with this Section 1.18 or the aforesaid amendment to effectuate the Incremental

Revolving Loan Commitments. This clause (c) shall supersede any provisions contained in this Agreement, including, without limitation, Section 11.2.

(d)	The increase of the Incremental Revolving Loan Commitments will be subject to the satisfaction of the following conditions precedent: (i) after giving pro forma effect to all Revolving Loans that could be incurred under Incremental Revolving Loan Commitments, no Default or Event of Default shall have occurred and be continuing and Borrower would be in compliance with the Financial Covenants, (ii) execution of the amendment hereto referenced in clause (c) above by Agent, the Lenders providing the Incremental Revolving Loan Commitments and the Credit Parties, (iii) delivery to Agent of a certificate of the Secretary or an Assistant Secretary of each Credit Party, in form and substance satisfactory to Agent, certifying the resolutions of such Person’s board of directors (or equivalent governing body) approving and authorizing the Incremental Revolving Loan Commitments (if not previously delivered to Agent), and certifying that none of the organizational documents of such Credit Party delivered to the Agent prior thereto have been modified or altered in any way (or if modifications have occurred, certifying new copies of such organizational documents), (iv) delivery to Agent of an opinion of counsel to the Credit Parties in form and substance and from counsel reasonably satisfactory to the Agent, addressed to Agent and Lenders providing the Incremental Revolving Loan Commitments and covering such matters as the Agent may reasonably request, (v) the payment in full by the Credit Parties of all Revolving Credit Advances to the Lenders holding same in accordance with the Revolving Loan Commitments in effect immediately prior to the increase contemplated by this Section 1.18 and the re-borrowing of such Revolving Credit Advances by the Lenders in accordance with their Revolving Loan Commitments giving effect to the increase contemplated by this Section 1.18, (vi) each Lender shall acknowledge that its Pro Rata Share of participations in Letters of Credit that are outstanding as of the time of the increase in the Revolving Loan Commitments pursuant to this Section 1.18 shall be in accordance with Revolving Loan Commitments giving effect to the increase to the Revolving Loan Commitments under this Section 1.18 and (vii) receipt by Agent of such new Notes, reaffirmations of guaranties, security agreements and pledge agreements as Agent may reasonably request, together with amendments to all mortgages reflecting that the Revolving Loans and Letters of Credit extended pursuant to the Incremental Revolving Loan Commitments are secured pari passu with the Revolving Loan and such endorsements to title policies or additional title searches as the Agent may reasonably request.

(e)	Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment increase contemplated by this Section 1.18, and the repayment and making of Revolving Credit Advances on such date pursuant to clause (d)(v) above, all calculations and payments of fees and of interest on the Revolving Credit Advances shall take into account the actual Revolving Loan Commitment of each Lender and the principal amount outstanding of each Revolving Credit Advance made by such Lender during the relevant period of time.
2 CONDITIONS PRECEDENT
2.1	Conditions to Amendment and Restatement and the Initial Loans

The amendment and restatement of the Original Credit Agreement provided for herein shall not be effective, and no Lender shall be obligated to make any Loan to, or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lenders:
(a)	Amended and Restated Credit Agreement; Loan Documents

This Agreement or counterparts hereof shall have been duly executed by, and delivered to, each Credit Party, Agent and Lenders (which Lenders shall include either (i) all Original Lenders or (ii) Requisite Lenders (as defined in the Original Credit Agreement), provided that Agent shall have received an executed Assignment Agreement from each Non-Consenting Lender (as defined in Section 11.2(d) of the Original Credit Agreement) in accordance with Section 11.2(d) of the Original Credit Agreement, pursuant to which the assignee thereunder shall have irrevocably consented to the amendment and restatement provided for herein, each such Assignment Agreement to be effective upon the effectiveness of this Agreement); and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

(b)	Approvals

Agent shall have received (i) reasonably satisfactory evidence that each Credit Party has obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) a certificate of an Authorized Officer in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(c)	Opening Availability; Initial Revolving Credit Advance

The Eligible Accounts, Eligible Rentals, Eligible Parts and Tools Inventory, Eligible Rolling Stock and Eligible Equipment Inventory supporting the Original Revolving Credit Advances, the Original Letter of Credit Obligations, the Original Swing Line Advances, the Revolving Credit Advance and the Letter of Credit Obligations incurred on the Closing Date and the amount of the Reserves to be established or continued on the

Closing Date shall be sufficient in value, as determined by Agent, to provide Borrowers, collectively, with Borrowing Availability of at least $250,000,000.

(d)	Payment of Fees

Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date in accordance with Section 11.3.

(e)	Capital Structure; Other Indebtedness

The organizational documents, terms of equity interests, ownership, capital, corporate, tax and legal structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be reasonably acceptable to Agent with no material change from that reported in Borrowers’ May 31, 2010 Financial Statements.

(f)	Due Diligence

Agent shall have completed its legal due diligence with results reasonably satisfactory to Agent.

(g)	Omitted

(h)	Omitted

(i)	Omitted

(j)	Payment of Interest and Fees

Borrowers shall have paid in cash all interest and fees accrued through the Closing Date.
2.2	Further Conditions to Each Loan

Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:
(a)	(i) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date in any material respect, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and (ii) Agent or Requisite Lenders have determined not to make such Advance, convert or continue any Loan as a LIBOR Loan or incur such Letter of Credit

Obligation as a result of the fact that such warranty or representation is untrue or incorrect; or

(b)	(i) any event or circumstance having a Material Adverse Effect has occurred since the date hereof as determined by the Requisite Lenders and (ii) Agent or Requisite Lenders have determined not to make such Advance, convert or continue any Loan as a LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such event or circumstance has occurred; or

(c)	(i) any Default or Event of Default has occurred and is continuing or would reasonably be expected to result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and (ii) Agent or Requisite Lenders shall have determined not to make any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation as a result of such Default or Event of Default; or

(d)	except as provided in Section 1.1(a)(iv), after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), (i) the outstanding principal amount of the aggregate Revolving Loan would exceed the lesser of the Aggregate Borrowing Base and the Maximum Amount, in each case, less the aggregate outstanding Swing Line Loan at such time or (ii) the outstanding principal amount of the Revolving Loan to the applicable Borrower would exceed such Borrower’s separate Borrowing Base less the aggregate outstanding Swing Line Loan at such time, to that Borrower; or

(e)	after giving effect to any Swing Line Advance, the outstanding principal amount of the Swing Line Loan would exceed Swing Line Availability.
The request and acceptance by any Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan, shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by such Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by such Borrower of the cross-guaranty provisions set forth in the Guaranty and Security Agreement and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

2.3	Effect of Amendment and Restatement

Upon this Agreement becoming effective pursuant to Section 2.1, from and after the Closing Date: (a) the Revolving Loan Commitments shall be restated as set forth in Annex J (which restatement shall include any Revolving Loan Commitments of assignees referred to in Section 2.1(a)(ii)); (b) all terms and conditions of the Original Credit Agreement and any other “Loan Document” as defined therein, as amended and restated by this Agreement and the other Loan Documents being executed and delivered on or as of the Closing Date, shall be and remain in full force and effect, as so amended and restated, and shall constitute the legal, valid, binding and enforceable obligations of the Credit Parties party thereto, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium and other laws relating to the enforcement of creditors’ rights and by general principles of equity (whether considered at law or in equity); (c) the terms and conditions of the Original Credit Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety; provided that any rights, duties and obligations among Borrowers, Lenders and Agent accruing before the Closing Date under the Original Credit Agreement and any other Loan Documents shall survive in their entirety unless specifically amended hereunder; (d) this Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Original Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date, except as amended hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by Borrowers; (e) all indemnification obligations of the Credit Parties under the Original Credit Agreement and any other Loan Documents shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of Lenders, Agent, and any other Person indemnified under the Original Credit Agreement or any other Loan Document at any time prior to the Closing Date; (f) the Obligations incurred under the Original Credit Agreement, including, without limitation, in respect of principal, interest, reimbursement obligations for Letters of Credit, expenses and fees, shall, to the extent outstanding on the Closing Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder; (g) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Lenders or Agent under the Original Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Original Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is amended hereby; (h) any and all references in the Loan Documents to the Original Credit Agreement shall, without further action of the parties, be deemed a reference to the Original Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended or amended and restated from time to time hereafter; (i) any and all references in the Loan Documents that were executed or delivered on or after the Original Closing Date but prior to the First Restatement Date to the “Closing Date” shall, without further action of the parties, be deemed a reference to the Original Closing Date, and any and all references in the Loan Documents that were executed and delivered on or after First Restatement Date but prior to the Second Restatement Date to the “Closing Date” shall, without further action of the parties, be deemed a reference to the First Restatement Date, and any and all references in the Loan Documents that were executed and delivered on or after the Second Restatement Date but prior to the date hereof to the “Closing Date” shall, without further action of the parties, be deemed a reference to the Second Restatement Date, and (j) all security interests created under the Original Credit Agreement and the other Loan Documents executed prior to the date hereof continue to be in full force and effect after giving effect to the consummation of this Agreement.

3	REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and to incur Letter of Credit Obligations, each Credit Party, jointly and severally, makes the following representations and warranties to Agent and each Lender, with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

3.1	Corporate or Limited Liability Company Existence; Compliance with Law

Each Credit Party (a) is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization or incorporation set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $50,000; (c) has the requisite corporate or limited liability company, as applicable, power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as is now, heretofore and is proposed to be conducted; (d) has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or certificate of formation and operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law; except in the case of clauses (b), (d) and (f) of this Section 3.1, where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

3.2	Executive Offices; Collateral Locations; FEIN

As of the Closing Date, the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2). In addition, Disclosure Schedule (3.2) lists the jurisdiction of organization, organizational identification number, if any, and federal employer identification number of each Credit Party. Each Credit Party is a “registered organization” within the meaning of Article 9 of the Code.

3.3	Corporate or Limited Liability Company Power, Authorization, Enforceable Obligations

The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Credit Party’s corporate or limited liability company, as applicable, power; (b) have been duly authorized by all necessary corporate, limited liability company, shareholder and member action, as applicable; (c) do not contravene any provision of such Credit Party’s certificate of formation, operating agreement, charter or by laws, as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority where such violations individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party is a party or by which such Credit Party or any of its property is bound that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect; (f) do not result in the creation or imposition of any Lien upon any of the property of such Credit Party other than Permitted Liens or those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(b), all of which will have been duly obtained, made or complied with prior to the Closing Date, except where failure to obtain such consent or approval would not reasonably be expected to have a Material Adverse Effect. Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and to general principles of equity.

3.4	Financial Statements and Projections
(a)	The audited consolidated financial statements of H&E Delaware and its Subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2009 filed by H&E Delaware with the SEC, and the unaudited financial statements of H&E Delaware and its Subsidiaries for each Fiscal Month from January 2010 through May 31, 2010 have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(b)	Omitted

(c)	Projections

The Projections delivered on or prior to the Closing Date have been prepared by Borrowers in light of the past operations of their businesses (including the actual results of past operations during the twelve month period prior to the Closing Date), and reflect annual profit and loss projections for the Fiscal Year ending December 31, 2010. The Projections are based upon estimates and assumptions stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein.
3.5	Material Adverse Effect

Since December 31, 2009: (a) none of the Credit Parties has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of any Credit Party’s knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since December 31, 2009, no event has occurred, that alone or together with other events, has had or could reasonably be expected to have a Material Adverse Effect.
3.6	Ownership of Property; Liens
(a)	As of the Closing Date, the real estate (together with any real property acquired by any Borrower or Guarantor after the Closing Date, “Real Estate”) designated as such and listed in Disclosure Schedule (3.6) constitutes all of the material real property owned, leased, subleased, or operated by any Credit Party. Except as disclosed in Disclosure Schedule (3.6), each Credit Party owns good and marketable fee simple title to all of such owned Real Estate, and valid leasehold interests in all of such leased Real Estate, all as more particularly described on such schedule, and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Disclosure Schedule (3.6) further describes any material Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its material personal properties and assets that are necessary in connection with the operation of such Credit Party’s business, including, without limitation, those Titled Vehicles described in Disclosure Schedule (3.6). As of the Closing Date, none of such material properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may reasonably be expected to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Except as described in Disclosure Schedule (3.6), each Credit Party has received all deeds, certificates of title, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets including, without limitation, the Titled Vehicles. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any such Real Estate. No portion of any Credit Party’s material Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. All material permits required to have been issued or appropriate to enable such Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.
3.7	Labor Matters

As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened that could reasonably be expected to have a Material Adverse Effect; (b) hours worked by and payment made to employees of each Credit Party comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all material payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described in Disclosure Schedule (3.7) have been delivered to Agent); (e) except as set forth in Disclosure Schedule (3.7), there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) except as set forth in Disclosure Schedule (3.7), there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual that could reasonably be expected to have a Material Adverse Effect.

3.8	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness

Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party is owned by each of the members or Stockholders, as applicable, and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date is described in Section 6.3 (including Disclosure Schedule (6.3)). None of the Credit Parties other than Borrowers and H&E Mid-Atlantic has any material assets (except Stock of their Subsidiaries) or any Indebtedness or Guaranteed Indebtedness other than (i) the Obligations and (ii) guarantees of the Senior Unsecured Notes as provided for in the Senior Unsecured Note Indenture. No Credit Party has any outstanding Indebtedness or true lease obligations secured by a Lien described in Section 6.7(c) or Section 6.7(d) except as described in Disclosure Schedule (6.3) under the heading “Vendor Financings.”

3.9	Government Regulation

No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Federal Power Act or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers and the application of the proceeds thereof and repayment thereof will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.10	Margin Regulations

No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit any Subsidiary to take any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11	Taxes

All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Taxes owed by any Credit Party have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof

(or any such fine, penalty, interest, late charge or loss has been paid), except (a) Taxes or other amounts being contested in accordance with Section 5.2(b) or (b) to the extent that the failure to file or pay could not reasonably be expected to result in a Material Adverse Effect. Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities, except to the extent failure to so withhold, together with any failure described in the preceding sentence, could not reasonably be expected to result in a Material Adverse Effect. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties or their respective predecessors are liable for any Taxes: (a) under any agreement (including any tax sharing agreements), (b) to any Credit Party’s knowledge, as a transferee or (c) under Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect. As of the Closing Date, no Credit Party has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

3.12	ERISA
(a)	Disclosure Schedule (3.12) lists all material Plans and separately identifies all Pension Plans, Title IV Plans, Multiemployer Plans, and Welfare Plans, including all Retiree Welfare Plans. Copies of all Title IV Plans, together with a copy of the latest IRS/DOL 5500-series form for each such Title IV Plan, have been made available to Agent. Except as would not reasonably be expected to have a Material Adverse Effect (i) except with respect to Multiemployer Plans, each Qualified Plan has received a favorable determination letter from the IRS, and nothing has occurred that would cause the loss of such Qualified Plans qualification; (ii) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA; (iii) neither any Credit Party nor any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any Title IV Plan; and (iv) no Credit Party or any ERISA Affiliate has engaged in a “prohibited transaction”, as defined in Section 406 of ERISA and Section 4975 of the IRC, that will subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)	Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any material Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur that in all cases could reasonably be expected a Material Adverse Effect; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan that could reasonably be expected to have a Material Adverse Effect; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at the time of any such transfer).
3.13	No Litigation

No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party or before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s, right or power to enter into or perform any of its obligations under any Loan Document to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party, and which, if so determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth in Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or to any Credit Party’s knowledge threatened against any Credit Party that seeks damages in excess of $500,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.14	Brokers

No broker or finder brought about the obtaining, making or closing of the Loans, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15	Intellectual Property

As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property material to the continuance of the conduct of its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, each registration or each application for registration of each Trademark, each Copyright and each License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Credit Party conducts its business and affairs without material infringement of or material interference with any Intellectual Property of any other Person. Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any infringement claim by any other Person with respect to any Intellectual Property.

3.16	Full Disclosure

No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other written reports, taken as a whole, from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contained as of its date or will contain any untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements, taken as a whole, contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

3.17	Environmental Matters
(a)	Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate that would result in Environmental Liabilities that could reasonably be expected to exceed $500,000; (iii) each Credit Party is and has been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $500,000; (iv) each Credit Party has obtained, and is in compliance with, all Environmental Permits required by Environmental Laws for the operations of its businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of Borrowers that could reasonably be expected to exceed $500,000, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any

Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $500,000 or injunctive relief, or which alleges criminal misconduct by any Credit Party, (vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of any Credit Party, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all material existing environmental reports, reviews and audits and all material written information in their possession pertaining to actual or potential Environmental Liabilities, in each case relating to the Credit Parties.

(b)	Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been in control of any of the Real Estate or any Credit Party’s affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.
3.18	Insurance

Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

3.19	Deposit and Disbursement Accounts

Disclosure Schedule (3.19) lists all banks and other financial institutions at which each Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.20	Government Contracts

Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority the value of which exceeds $500,000 and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar foreign, state or local law.

3.21	Customer and Trade Relations

As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in: (a) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding twelve (12) months caused it or them, as applicable, to be ranked among the ten largest customers of such Credit Party, considered as a whole; or (b) the business relationship of any Credit Party with any supplier or group of suppliers whose sales during the preceding twelve (12) months caused it or them, as applicable, to be ranked among the ten largest suppliers of such Credit Party.

3.22	Agreements and Other Documents

Disclosure Schedule (3.22) lists, as of the Closing Date, all of the following agreements or documents to which each Credit Party is subject, and the Credit Parties have provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of each of such documents as requested by Agent: (a) supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum (other than purchase orders); (b) licenses and permits held by such Credit Party, the absence of which could be reasonably likely to have a Material Adverse Effect (other than business or operating licenses or permits in obtained by such Credit Party in the ordinary course of business); (c) instruments and documents evidencing any Indebtedness, Floor Plan Financing or Guaranteed Indebtedness of such Credit Party and any Lien (other than Permitted Liens) granted by such Credit Party with respect thereto; and (d) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party. As of the Closing Date, each Borrower has provided to Agent the forms of lease under which such Borrower leases Equipment Inventory to third Persons.

3.23	Solvency

Both before and immediately after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower Representative, and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties, taken as a whole, are and will be Solvent.

3.24	Titled Vehicles

Each Borrower and H&E Mid-Atlantic is in the business of selling (as such phrase is used in section 9-311(d) of the Code) all Equipment Inventory constituting Titled Vehicles now or hereafter owned by such Borrower, other than those types of Titled Vehicles set forth on Disclosure Schedule (3.24).

3.25	Senior Unsecured Note Indenture

The amount of Permitted Debt that may be incurred under Credit Facilities pursuant to Section 4.09(b)(1) of the Senior Unsecured Note Indenture is $350,000,000. No Net Proceeds of any Asset Sales have been applied to repay any term Indebtedness or revolving credit Indebtedness under a Credit Facility (and in the case of revolving credit Indebtedness, effecting a corresponding commitment reduction thereunder). As used in this Section 3.25, the defined terms “Permitted Debt”, “Credit Facility”, “Net Proceeds”, “Asset Sale” and “Indebtedness” shall have the meanings provided in the Senior Unsecured Note Indenture.
4	FINANCIAL STATEMENTS AND INFORMATION
4.1	Reports and Notices
(a)	Each Credit Party hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b)	Each Credit Party hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.
4.2	Communication with Accountants

Each Credit Party authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants and authorizes and, at Agent’s request, shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.
5	AFFIRMATIVE COVENANTS

Each Credit Party jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:
5.1	Maintenance of Existence and Conduct of Business

Each Credit Party shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a limited liability company or a corporation, as the case may be, and its rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (d) transact business only in such limited liability company, corporate and trade names as are set forth in Disclosure Schedule (5.1) except, in each case, where failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.2	Payment of Charges
(a)	Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged when due all material Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due.

(b)	Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees and Permitted Liens) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met, and (v) Agent has not advised such Credit Party in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.
5.3	Books and Records

Each Credit Party shall keep adequate books and records (which may be in electronic form) with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP in all material respects and on a basis materially consistent with the Financial Statements.

5.4	Insurance; Damage to or Destruction of Collateral
(a)	Each Credit Party shall at its sole cost and expense, maintain the policies of insurance described in Disclosure Schedule (3.18) as in effect on the date hereof or policies providing reasonably comparable coverage, or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent reasonably deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)	Agent reserves the right at any time upon any change in any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent’s reasonable opinion, adequately protect both Agent’s and Lender’s interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage reasonably customary for its industry. If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of the Credit Parties’ insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

(c)	Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) any “All Risk,” keyman life insurance and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $5,000,000, as such Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under any such “All Risk” policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of any such “All Risk” policies of insurance and for making all determinations and decisions with respect to any such “All Risk” policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower Representative shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, such proceeds shall be applied to the Obligations except as otherwise provided by Section 1.3(d).
(d)	Borrower Representative shall, immediately upon learning of the institution of any proceeding for the condemnation or other taking of any property of any Credit Party in excess of $1,000,000 in the aggregate for all such condemnations or takings, notify the Agent of the pendency of such proceeding, and agree that the Agent may participate in any such proceeding, and Borrower Representative from time to time will deliver to the Agent all instruments reasonably requested by the Agent to permit such participation. The Agent is authorized to collect the proceeds of any such condemnation claim or award and such proceeds shall be applied to the Obligations, except as otherwise provided in Section 1.3(d).
5.5	Compliance with Laws

Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to licensing, ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.6	Supplemental Disclosure

From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided, that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing; and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

5.7	Intellectual Property

Each Credit Party will conduct its business and affairs without material infringement of or material interference with any Intellectual Property of any other Person; provided, that to the extent any Credit Party learns of any such material infringement or interference and such Credit Party promptly takes steps to eliminate such infringement or interference (by procuring a license or otherwise) such Credit Party shall not be deemed to be in violation of this Section 5.7 so long as such Credit Party is entitled to continue to use such Intellectual Property.
5.8	Environmental Matters

Each Credit Party shall and shall cause each Person within its reasonable control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all commercially reasonable investigation, remediation, removal and response actions that are appropriate or necessary to comply in all material respects with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate which could reasonably be expected to result in Environmental Liabilities in excess of $500,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any written communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $500,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, which, in each case, could reasonably be expected to have a Material Adverse Effect, then Credit Parties shall, upon Agent’s written request (i) cause the performance of an environmental audit, which may include subsurface sampling of soil and groundwater, and preparation of an environmental report with respect to the subject matter of such breach, at Credit Parties’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting environmental audits and testing with respect to the subject matter of such breach, as Agent deems appropriate, including subsurface sampling of soil and groundwater, provided, that Agent provides Borrower Representative with reasonable prior notice and conducts, or causes its representatives to conduct, all such audits and tests in a manner reasonably directed to minimize interference with the applicable Credit Party’s business. Borrowers shall reimburse Agent for the reasonable costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.
5.9	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters, Real Estate Purchases and Vendor Inter-Creditor Agreements
(a)	If requested by Agent, Credit Party shall use its commercially reasonable best efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located (other than with respect to Equipment Inventory which is being leased by a Borrower to others in the ordinary course of such Borrower’s business), which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. If Agent has not received a landlord or mortgagee agreement or bailee letter at any such location within thirty (30) days following the first placement of Collateral at such location, the applicable Borrower’s Eligible Parts and Tools Inventory, Eligible Rolling Stock or Eligible Equipment Inventory at that location shall, in Agent’s discretion, be excluded from the applicable Borrower’s Borrowing Base or be subject to such Reserves as may be established in good faith by Agent in its reasonable credit judgment and as set forth in Sections 1.6A, 1.7 and 1.7A. Borrower Representative shall notify Agent within fifteen (15) days after any Credit Party enters into any lease of real property or warehouse space or ships any Parts and Tools Inventory or Equipment Inventory to a processor or converter under arrangements established after the Closing Date. Each Credit Party shall timely and fully pay and perform its obligations in all material respects under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located. To the extent otherwise permitted hereunder, if any Credit Party proposes to acquire a fee ownership or leasehold interest in Real Estate after the Closing Date, it shall first provide to Agent written notice thereof and (at the reasonable request of Agent) a mortgage or deed of trust granting Agent a first priority Lien on such Real Estate, together with, to the extent reasonably requested by Agent, a FIRREA compliant appraisal, environmental audits, mortgage title insurance commitment, real property survey, local counsel opinions, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.

(b)	At the request of Agent, each applicable Borrower shall execute and deliver or cause to be executed and delivered to Agent a mortgage or deed of trust granting to Agent a first priority Lien on any Real Estate at any time owned by such Borrower (or, if such Real Estate is subject to any prior Liens as of the Closing Date or, if acquired after the

Closing Date, as of the date such Real Estate was acquired by the Borrower, a Lien subject only to such prior Liens), together with, to the extent reasonably requested by Agent, a FIRREA compliant appraisal, environmental audit, mortgage title insurance commitment, real property survey, local counsel opinion and supplemental casualty insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance satisfactory to Agent.

(c)	Within fifteen (15) days after entering into any financing arrangement described in Section 6.7(c) or Section 6.7(d), a Borrower shall notify Agent. In the event that a Borrower obtains knowledge of the assignment by any holder of any such Lien referred to in Section 6.7(c) or Section 6.7(d), or the owner of any equipment leased by such Borrower has transferred or sold such Lien or Equipment to another Person, such Borrower shall notify Agent and use reasonable efforts to cause such Person to enter into an applicable Vendor Inter-Creditor Agreement with such Person.
5.10	Government Accounts

Each Borrower shall at any time upon reasonable request by the Agent prepare and deliver to the Agent a report setting forth all of its Accounts on which the Account Debtor is the United States or Canadian Government or a political subdivision thereof, or any state, province or municipality or department, agency or instrumentality thereof, which such report shall disclose the name of the Account Debtor, the amount of such Account and any other information the Agent shall reasonably request.
5.11	Further Assurances
(a)	Each Credit Party shall ensure that all written information, exhibits and reports, taken as a whole, furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not as of the date such information, exhibits or reports are furnished, omit to state any material fact or any fact necessary to make the statements, taken as a whole, contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any material defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)	Promptly upon request by the Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions as the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended to be granted to the Agent and the Lenders under any Loan Document or under any other document executed in connection therewith. Without limiting the generality of the foregoing and except as otherwise approved in writing by Requisite Lenders, the Credit Parties shall cause each of their Domestic Subsidiaries to guaranty the Obligations and to cause each such Subsidiary to grant to the Agent, for the benefit of the Agent and Lenders, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s property to secure such guaranty. Furthermore and except as otherwise approved in writing by Requisite Lenders, each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, pledge all of the Stock and Stock equivalents of each of its Domestic Subsidiaries, in each instance, to the Agent, for the benefit of the Agent and Lenders, to secure the Obligations. In connection with each pledge of Stock and Stock equivalents, the Credit Parties shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party or any Domestic Subsidiary of any Credit Party acquires any real property, simultaneously with such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to the Agent, (x) a fully executed mortgage, in form and substance reasonably satisfactory to the Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to the Agent, in form and substance and in an amount reasonably satisfactory to the Agent insuring that the mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens, (y) then current A.L.T.A. surveys, certified to the Agent and the Lenders by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to the Agent, in form and substance satisfactory to the Agent.
6	NEGATIVE COVENANTS

Each Credit Party agrees jointly and severally as to all parties that from and after the date hereof until the Termination Date:
6.1	Acquisitions, Subsidiaries, Etc.

No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person; provided, that any Credit Party may merge with another Credit Party, so long as (i) Borrower Representative shall be the survivor of any such merger to which it is a party and (ii) a Borrower shall be the survivor of any such merger to which one or more Borrowers is a party.

Notwithstanding the foregoing, any Borrower may acquire all or any substantial portion of the assets or all of the Stock (other than assets consisting of Stock) of any Person (the “Target”) (a“Permitted Acquisition”) subject to the satisfaction of each of the following conditions; provided that to the extent that the consideration payable in connection with any Permitted Acquisition does not exceed $10,000,000 and the aggregate consideration payable in connection with all Permitted Acquisitions consummated by the Borrowers does not exceed $25,000,000, each such Permitted Acquisition (each, an “Immaterial Permitted Acquisition”) shall be subject only to the satisfaction of the conditions set forth in clauses (i), (ii), (iii), (v), (vi), (vii), (ix), (xii) and (xiii) below:
(i)	with respect to any proposed Permitted Acquisition that is not an Immaterial Permitted Acquisition, Agent shall receive at least forty-five (45) days prior written notice of such proposed Permitted Acquisition, which notice shall include a detailed description of such proposed Permitted Acquisition including, without limitation, financial statements of Target and any other due diligence items requested by Lenders, and with respect to any Immaterial Permitted Acquisition, Agent shall receive written notice of such Permitted Acquisition promptly after consummation thereof;

(ii)	such Permitted Acquisition shall only involve a Target that upon acquisition would constitute a Domestic Subsidiary and 75% or more of whose assets are located in the United States and comprising or conducting a business, or those assets of a business, of the type engaged in by such Borrower as of the Closing Date or a business reasonably related thereto or a logical extension thereof, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to such Borrower prior to such Permitted Acquisition;

(iii)	no additional Indebtedness or Guaranteed Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of any Credit Party and Target after giving effect to such Permitted Acquisition, except (A) Indebtedness permitted under clause (v) and (B) ordinary course trade payables, accrued expenses and unsecured Indebtedness and other liabilities and contingent obligations of the Target to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;

(iv)	such Permitted Acquisition shall not be hostile and shall have been approved by all requisite corporate or limited liability company action, as the case may be, of the Target;

(v)	no Indebtedness for borrowed money to finance such acquisitions shall be incurred, guaranteed, assumed or consolidated in connection with such Permitted Acquisitions other than Revolving Credit Advances subject to the terms hereof;

(vi)	the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(vii)	at or prior to the closing of any Permitted Acquisition, (x) to the extent such Permitted Acquisition consists of the acquisition of assets from Target, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto and H&E Delaware and its Subsidiaries shall have taken such actions and executed and delivered such documents as Agent may have reasonably requested in connection therewith and in addition, H&E Delaware and its Subsidiaries shall have complied with the requirements of Section 5.9(a) in respect of any real property acquired in such Permitted Acquisition and (y) to the extent such Permitted Acquisition consists of the acquisition of the Stock of Target, (1) Target shall have become a party to this Agreement pursuant to a joinder agreement in form and substance satisfactory to Agent, (2) Target shall have become a party to the Guaranty and Security Agreement pursuant to a Joinder Agreement (as defined in the Guaranty and Security Agreement) in accordance with Section 8.6 of the Guaranty and Security Agreement, (3) the Credit Parties shall have executed and delivered a Pledge Amendment (as defined in the Guaranty and Security Agreement) in accordance with Section 8.6 of the Guaranty and Security Agreement providing to Agent a first priority perfected security interest in all Stock of Target, together with certificates evidencing such Stock and blank undated stock powers therewith, (5) Target shall have executed and delivered such other Collateral Documents as Agent shall have required in order to provide to Agent a first priority security interest (subject to Permitted Encumbrances) in all then owned or thereafter acquired assets of Target, in each case, together with such legal opinions, certificates and other documents as Agent shall have reasonably requested, and (6) H&E Delaware and its Subsidiaries shall comply and cause the Target to comply with all other requirements of Section 5.11(b) as to such Target.

(viii)	Concurrently with delivery of the notice referred to in clause (i) above, the Borrower Representative shall have delivered to Agent, in form and substance satisfactory to Agent:
(A)	(x) a pro forma consolidated and consolidating, if applicable, balance sheet of H&E Delaware and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial data, which shall be complete and shall accurately and fairly represent the assets, liabilities, financial condition and results of operations of H&E Delaware and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and H&E Delaware and its Subsidiaries would have had a Fixed Charge Coverage Ratio for the twelve month period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) of at least 1.10:1.00;

(B)	updated versions of the most recently delivered operating plan in form reasonably satisfactory to the Agent taking into account such Permitted Acquisition (the “Acquisition Projections”); and

(C)	a certificate of an Authorized Officer of the Borrower Representative to the effect that: (w) such Borrower will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents in all material respects the financial condition of such Borrower and its Subsidiaries (on a consolidated and consolidating basis, if applicable) as of the date thereof after giving effect to the Permitted Acquisition; and (y) the Acquisition Projections are based on assumptions believed by such Borrower to be fair and reasonable in light of current market conditions (it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results);
(ix)	Agent shall have received copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent, which acquisition agreement, related agreements and other documents shall (x) in the case of Permitted Acquisitions that are not Immaterial Permitted Acquisitions, be delivered to Agent on or prior to the date of such Permitted Acquisition and shall be in form and substance reasonably satisfactory to Agent and (y) in the case of Immaterial Permitted Acquisitions, be delivered to Agent within ten (10) days after the consummation of such Permitted Acquisition;

(x)	Agent and Lenders shall have received results of an appraisal and audit of the Target, its assets, and its books and records, in form and substance reasonably satisfactory to the Agent;

(xi)	the structure and terms of the Permitted Acquisition shall be satisfactory to the Agent and no Credit Party shall acquire any liabilities in such transaction other than those approved by the Agent or described in clause (iii)(B);

(xii)	at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(xiii)	at the time of such Permitted Acquisition and after giving effect thereto and the making of any Loans in connection therewith, Borrowing Availability shall exceed $40,000,000.
6.2	Investments; Loans and Advances

Except as otherwise expressly permitted by this Section 6.2 and except as expressly permitted by Section 6.3(b) and Section 6.14, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person (other than any other Credit Party), through the direct or indirect lending of money, holding of securities or otherwise, except that (a) a Borrower may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to such Borrower pursuant to a bankruptcy proceeding of such Account Debtor or negotiated agreements with respect to settlement of such Account Debtor’s Accounts, as applicable, in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Borrowers does not exceed $1,000,000; (b) a Borrower may acquire Intercompany Notes permitted to be incurred under Section 6.3, (c) a Borrower may invest in P&E Capital Expenditures, (d) a Credit Party may hold investments received pursuant to a sale of assets permitted under Section 6.8, (e) a Credit Party may hold investments held in the ordinary course of business in any Deposit Account subject to a Lien in favor of Agent, (f) a Credit Party may hold investments in existence on the Closing Date and summarized in Disclosure Schedule (6.2), (g) the Borrowers may make Permitted Acquisitions in accordance with Section 6.1, and (h) so long as no Default or Event of Default or Cash Dominion Event has occurred and is continuing, (A) Borrowers may make investments, subject to Control Letters or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued, unconditionally guaranteed or insured by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a minimum rating of A-1 from Standard & Poor’s Ratings Group or P-1 from Moody’s Investors Service, Inc., (iii) checking and/or savings accounts with commercial banks incorporated under the laws of the United States of America, that (A) has Tier 1 Capital (as defined in such regulations) of not less than $1,000,000,000, (B) is “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has a senior secured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by an A Rated Bank, (v) time deposits (excluding deposits described in clause (iii) above), maturing no more than thirty (30) days from the date of creation thereof with A Rated

Banks, (vi) mutual funds that invest solely in one or more of the investments described in clauses (i) through (v) above and (vii) other investments (other than the Senior Unsecured Notes or, except as permitted by Section 6.3(b), other Indebtedness of a Credit Party) not exceeding $1,000,000 in aggregate amount in which Agent has a perfected first priority security interest; and (B) in addition to the investments set forth in clauses (i) through (v) of the foregoing clause (A), at any time when there are no Revolving Loans outstanding hereunder, Borrower may make investments, subject to Control Letters or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) 2a-7 money market mutual funds that (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by Standard & Poor’s Ratings Group and Aaa by or Moody’s Investors Service, Inc. and (z) have portfolio assets of least $5,000,000,000 and (ii) other investments (other than the Senior Unsecured Notes or, except as permitted by Section 6.3(b), other Indebtedness of a Credit Party) not exceeding $10,000,000 in aggregate amount in which Agent has a perfected first priority security interest. Each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date.
6.3	Indebtedness
(a)	No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication):
(i)	Indebtedness secured by purchase money security interests, Refinancing Liens and Capital Leases permitted in clause (c) or (d) of Section 6.7;

(ii)	the Loans and the other Obligations;

(iii)	deferred taxes, to the extent permitted under applicable law;

(iv)	unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(v)	existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions materially no less favorable, taken as a whole, to any Credit Party than the terms of the Indebtedness being refinanced, amended or modified;

(vi)	Indebtedness specifically permitted under Section 6.1;

(vii)	Indebtedness of Borrowers not exceeding $250,000,000 in aggregate principal amount evidenced by Senior Unsecured Notes (less all payments of principal and repurchases and redemptions thereof);

(viii)	Indebtedness consisting of intercompany loans and advances made by any Borrower to any other Borrower; provided, that: (A) each Borrower shall have executed and delivered to each other Borrower, on the Closing Date, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Borrower to such other Borrowers, which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the Guaranty and Security Agreement as additional collateral security for the Obligations; (B) each Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of each Borrower under any such Intercompany Notes shall be subordinated to the Obligations of such Borrower hereunder in a manner reasonably satisfactory to Agent; (D) at the time any such intercompany loan or advance is made by any Borrower to any other Borrower and after giving effect thereto, each such Borrower shall be Solvent; (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; and (F) in the case of any intercompany Indebtedness, the Borrower advancing such funds shall have Borrowing Availability under its separate Borrowing Base of not less than $1.00 after giving effect to such intercompany loan;

(ix)	Indebtedness owing to Affiliates and holders of Stock of such Credit Party that constitutes Subordinated Debt, is unsecured, interest on which is not payable in cash until after the Termination Date and as to which no principal is payable until after the Termination Date;

(x)	Omitted;

(xi)	Indebtedness under Hedging Agreements to the extent permitted under Section 6.17;

(xii)	unsecured Indebtedness not otherwise referred to in this Section 6.3 not exceeding $1,000,000 in aggregate principal amount outstanding at any time for all Credit Parties; and

(xiii)	hedging obligations under swaps, caps and collar arrangements arranged by GE Capital or provided by any Lender entered into for the sole purpose of hedging in the normal course of business and consistent with industry practices.
(b)	No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness of a Credit Party, other than (i) the Obligations, (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c), and (iii)

Indebtedness permitted by Section 6.3(a)(v) upon any refinancing thereof in accordance with Section 6.3(a)(v),
6.4	Employee Loans and Affiliate Transactions
(a)	No Credit Party shall enter into or be a party to any transaction with any Affiliate of any Credit Party (other than another Credit Party) thereof except as set forth in Disclosure Schedules (6.4(a)) or (6.4(b)), or except in the ordinary course of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party; provided, that other than a transaction described in Disclosure Schedules (6.4(a)) or (6.4(b)), no Credit Party shall in any event enter into any such transaction or series of related transactions (i) involving payments in excess of $100,000 without disclosing to Agent in advance the terms of such transactions and (ii) involving payments in excess of $500,000 in the aggregate. This clause (a) shall not apply to transactions entered into in the ordinary course of business in connection with (i) employee relocations; (ii) compensation or employment, separation and severance of current and former officers, directors and employees of the Credit Parties; (iii) the performance of any Credit Party’s obligations under any collective bargaining agreement, employee benefit plan, related trust agreement or any similar arrangement and (iv) the maintenance of benefit programs or arrangements for employees, officers and directors of the Credit Parties, including without limitation, deferred compensation plans.

(b)	All employee loans (except loans from a Qualified Plan) existing as of the Closing Date are described in Disclosure Schedule (6.4(b)). No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except (i) loans to its respective employees in the ordinary course of business, (ii) loans to executive officers of up to $500,000 to any executive officer and up to a maximum of $1,000,000 in the aggregate at any time outstanding, and (iii) relocation costs and similar purposes up to a maximum of $100,000 to any employee and up to a maximum of $500,000 in the aggregate at any one time outstanding. No Credit Party shall repurchase any Stock of any employee of such Credit Party, except as permitted in the Credit Party’s equity incentive plans for income tax withholding purposes and upon termination of such employee consistent with past practices for such repurchase up to a maximum amount of $2,000,000 in the aggregate for all employees of all Credit Parties in any one Fiscal Year; provided, that at the time of any such repurchase and after giving effect thereto the aggregate Borrowing Availability for all Borrowers is in excess of $40,000,000.

6.5	Capital Structure and Business
No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations that could in any way adversely affect the repayment of the Loans or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect, (b) except as contemplated under Sections 1.3(b)(iii) and 6.1, make any change in its capital structure as described in Disclosure Schedule (3.8), including the issuance or sale of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, provided, that any Borrower may issue or sell shares of its Stock for cash so long as (i) the proceeds thereof are applied in prepayment of the Obligations as required by Section 1.3(b)(iii), and (ii) no Change of Control occurs after giving effect thereto, and (iii) other than with respect to H&E Delaware, such shares are pledged to the Agent for the benefit of the Lenders pursuant to the Guaranty and Security Agreement, or (c) amend its charter, bylaws, certificate of formation or operating agreement, each as applicable, in a manner that would adversely affect Agent or Lenders or Credit Party’s duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or reasonably related thereto or a logical extension thereof.
6.6	Guaranteed Indebtedness
No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except:
(a)	for Guaranteed Indebtedness in existence on the Closing Date described in Disclosure Schedule (6.6);

(b)	for Guaranteed Indebtedness incurred for the benefit of the purchasers of Equipment Inventory to support sales by any Borrower or any Guarantor of such Equipment Inventory in the ordinary course of business to such purchasers, not to exceed $2,000,000 at any one time outstanding for all Credit Parties;

(c)	by endorsement of instruments or items of payment for deposit to the general account of any Credit Party; and

(d)	for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement other than Indebtedness, if any, of a Target existing at the time such Target is acquired.
6.7	Liens
No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (each of the following, “Permitted Encumbrances”):

(a)	Permitted Liens;

(b)	Liens in existence on the Closing Date and summarized in Disclosure Schedule (6.7) securing the Indebtedness described in Disclosure Schedule (6.3) (other than under the heading “Vendor Financings” it being understood that Liens reflected under such heading shall be permitted only if in compliance with Section 6.7(c) or Section 6.7(d)) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens, provided, that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property;

(c)	Liens created by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness, in each case, with respect to P&E and Fixtures acquired by a Credit Party in the ordinary course of its business, involving the incurrence of an aggregate principal amount under this clause (c) for all Credit Parties of not more than $50,000,000 outstanding at any one time for all such Liens (provided, that (i) such Liens attach only to the assets subject to such purchase money debt and proceeds thereof and, (ii) such Indebtedness is incurred within ninety (90) days following such purchase);

(d)	(x) Liens created by conditional sale or other title retention agreements (including Capital Leases) or in connection with any Floor Plan Financing or purchase money Indebtedness provided by the seller of such Equipment Inventory or an Affiliate of such seller or a third party financing source not affiliated with such seller or as Refinancing Liens, in each case, with respect to Equipment Inventory purchased by a Credit Party in the ordinary course of its business, involving the incurrence of an aggregate principal amount under this clause (x) for all Credit Parties of not more than $175,000,000 outstanding at any one time for all such Liens and (y) Liens on rental proceeds of Equipment Inventory leased by any Borrower securing true lease obligations of such Borrower of such Equipment Inventory; provided, that in the case of (x) and (y) (i) such Liens attach only to (1) the Equipment Inventory subject to such conditioned sale or title retention agreements (including Capital Leases), purchased with the proceeds of such purchase money Indebtedness or subject to the Open Account Refinancing and or (2) such rental proceeds, in each case, except as otherwise permitted by any agreement referred to in subparagraph (iii) below, (ii) such Indebtedness is incurred at the time of such purchase of such Equipment Inventory by such Credit Party or, in the case of Open Account Refinancing, within twelve (12) months following original purchase by such Credit Party on Open Account of such Equipment Inventory, and (iii) a Vendor Inter-Creditor Agreement between the holder of such Lien and Agent (in the form of Exhibit 6.7(d)(iii)(A) in the case of Floor Plan Equipment Inventory, and in the form of Exhibit 6.7(d)(iii)(B) in the case of Off Balance Sheet Equipment Inventory, in each case with such changes thereto as may be reasonably acceptable to Agent or such other form of intercreditor agreement as Agent may approve) has been delivered to Agent, provided, however, that notwithstanding the foregoing, the Credit Parties may have outstanding true lease obligations secured by a Lien described in clause (y) of in this paragraph (d) without a Vendor Inter-Creditor Agreement so long as the aggregate amount of such true lease obligations does not exceed $10,000,000 in the aggregate for all Credit Parties, excluding, purchase option amounts payable under any such true leases, it being understood that the Agent may establish Reserves in respect of any such true lease obligations for which no Vendor Inter-Creditor Agreement has been delivered. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except true leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto; and

(e)	Liens on Parts and Tools Inventory for all Credit Parties of not more than $3,000,000 outstanding at any one time for such Liens.
6.8	Disposition of Stock and Assets
No Credit Party shall sell, lease, license, transfer, convey, assign or otherwise dispose of any of its properties or other assets (other than cash), including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of their Accounts, other than:
(a)	the sale or lease by a Borrower of Equipment Inventory in the ordinary course of its business;

(b)	the sale, transfer, conveyance or other disposition by a Credit Party of P&E, Equipment Inventory, Fixtures or Real Estate that are obsolete or no longer used or useful in such Credit Party’s business and having a Net Book Value not exceeding $5,000,000 for all Credit Parties in the aggregate;

(c)	the sale, transfer, conveyance or other disposition by a Credit Party of Equipment Inventory that is part of a discontinued line;

(d)	the sale, transfer, conveyance or other disposition by a Credit Party of other P&E and Fixtures having a value not exceeding $1,000,000 in any single transaction or $3,000,000 in the aggregate for all Credit Parties in any Fiscal Year;

(e)	the non-exclusive licensing, termination, abandonment, sales, transfers or other dispositions of Intellectual Property by any Credit Party in the ordinary course of its business or that are no longer used or useful in such Credit Party’s business;

(f)	the sale, transfer, conveyance or other disposition of assets from a Borrower to another Borrower; and

(g)	a trade-in or trade-up of assets (pursuant to which such Credit Party acquires a substantially similar asset to the one disposed of within forty-five (45) days following such disposition and the value of the asset disposed of is credited against the purchase price of the asset so acquired) by a Credit Party in the ordinary course of its business.
With respect to any disposition of assets or other properties permitted pursuant to the foregoing clauses (b), (c), (d) and (e) (except as such clause (e) relates to non-exclusive licensing of Intellectual Property), subject to Section 1.3(b), in accordance with the provisions of Section 9.11, Agent agrees on reasonable prior written notice to release its Lien on such assets or properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to such Credit Party, at such Credit Party’s expense, appropriate UCC-3 termination statements and other releases as reasonably requested by such Credit Party.

6.9	ERISA

No Credit Party shall, nor shall it cause or permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412(n) of the IRC or Section 302(f) or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such Lien or such ERISA Event could reasonably be expected to have a Material Adverse Effect.

6.10	Financial Covenants

No Borrower shall breach or fail to comply with any of the Financial Covenants.

6.11	Hazardous Materials

No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or impacts that could not reasonably be expected to have a Material Adverse Effect.

6.12	Omitted

6.13	Cancellation of Indebtedness

Except as permitted by Section 6.3(b), no Credit Party shall cancel any claim or debt owing to it having a face value exceeding $100,000 except for reasonable consideration negotiated on an arm’s-length basis and in the ordinary course of its business consistent with past practices.

6.14	Restricted Payments

No Credit Party shall make any Restricted Payment, except:

(a)	intercompany loans and advances between Borrowers and payments of principal and interest on Intercompany Notes, in each case to the extent permitted by Section 6.3;
(b)	dividends and distributions by Subsidiaries of any Borrower paid to such Borrower;
(c)	employee loans permitted under Section 6.4(b) above;
(d)	scheduled payments of interest as and when due and payable with respect to the Subordinated Debt, subject to the subordination terms thereof;
(e)	repurchases of Stock of any employee of such Credit Party upon termination of such employee, subject to Section 6.4(b), provided, that in the case of this clause (e) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any Restricted Payment pursuant this clause (e); and
(f)	distributions of Stock of such Credit Party in connection with the cashless exercise of options by the holders of options for Stock of such Credit Party.
6.15	Change of Name or Location; Change of Fiscal Year

No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or organization, or (b) change its offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral (other than to any location set forth in Disclosure Schedule (3.2) or to any location identified to the Agent within ten (10) days after such change), (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or organization, or (e) change its state of incorporation or organization, in the case of clauses (a), (c), (d) and (e), without at least thirty (30) days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken; provided that any such new location shall be in the continental United States. Without limiting the foregoing, no Credit Party shall change its name, identity or limited liability company (or corporate, as the case may be) structure in any manner that might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9 506 or 9 507 of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and Lenders and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year without the prior consent of Agent.

6.16	No Impairment of Intercompany Transfers

No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of a Borrower to such Borrower or between Borrowers.

6.17	No Speculative Transactions

No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars under a Hedging Agreement; provided that (i) any such Hedging Agreement must have a Lender as the sole counterparty or be arranged by GE Capital, (ii) at any time, the aggregate amount payable upon termination, liquidation or cancellation of such Hedging Agreements for all Credit Parties, calculated in accordance with GAAP, shall not exceed $10,000,000 and (iii) at any time, Agent may maintain Reserves in the amount of such aggregate amount.

6.18	Changes Relating to Senior Unsecured Notes; Subordinated Debt Designation of Credit Facility
(a)	No Credit Party shall change or amend the terms of the Senior Unsecured Note Indenture or Senior Unsecured Notes or any Subordinated Debt without the prior written consent of the Requisite Lenders.
(b)	No Credit Party shall designate any credit agreement, credit facility, documents, agreement or indebtedness as a “Credit Facility” under and as such term is defined in the Senior Unsecured Note Indenture, as originally in effect, other than, in each case, this Agreement. Borrowers hereby designate this Agreement and the credit facilities now or hereafter created hereunder as a “Credit Facility” under and as such term is defined in the Senior Unsecured Note Indenture.
(c)	No Credit Party shall incur any Indebtedness pursuant to clause (1) or clause (16) of Section 4.09(b) of the Senior Unsecured Note Indenture other than Indebtedness incurred under this Agreement.
6.19	Changes in Depreciation Schedules

No Credit Party shall change or amend in any material respect the schedules or methodology used to calculate depreciation on its assets (except as required by applicable law or by a change in GAAP).

6.20	Credit Parties Other than Borrowers

None of H&E Finance or GNE Investments shall engage in any trade or business, or own any assets (other than Stock of its Subsidiaries) or incur any Indebtedness or Guaranteed Indebtedness (other than the Obligations); provided that (i) H&E Finance may consummate the transactions contemplated by the Senior Unsecured Note Indenture and (ii) GNE Investments may provide the guaranty of the Senior Unsecured Notes as provided for in the Senior Unsecured Note Indenture.

6.21	Lock Box Remittances; Vendor Payments

No Credit Party shall make, direct or permit any remittance to be made into any lock box maintained for the benefit of Agent that is subject to any Lien or claim or other interest of any Person, other than Liens in favor of Agent, on behalf of itself and Lenders, and Liens in favor of the applicable depository bank permitted by the applicable lock box or pledged account agreement with such depository bank; provided, that the Credit Parties shall not be in default under this Section 6.21 if the amount on deposit in the deposit accounts associated with all such lock boxes and subject to any Lien or claim of any Person (other than the Agent, on behalf of itself and Lenders and the depositary bank) does not exceed $200,000 in the aggregate at any time. No Credit Party shall send an invoice or otherwise bill any purchaser with respect to the sale by such Credit Party of any Floor Plan Equipment Inventory or any Off Balance Sheet Equipment Inventory (that has been purchased by a Credit Party) more than ten (10) days prior to the payment by such Credit Party of the purchase price of such Floor Plan Equipment Inventory or such Off Balance Sheet Equipment Inventory into such a lock box; provided, that Agent may, at any time in good faith and its reasonable credit judgment, establish Reserves in the amount of the purchase price for any such Floor Plan Equipment Inventory or Off Balance Sheet Equipment Inventory prior to the payment by such Credit Party of such purchase price into such lock box; provided, further, that for the avoidance of doubt, no Floor Plan Equipment Inventory or Off Balance Sheet Equipment Inventory shall constitute Eligible Equipment Inventory prior to the payment in full of the purchase price therefor and the release of the Lien of the seller or third party financing source (as applicable) on such Floor Plan Equipment Inventory or Off Balance Sheet Equipment Inventory (as applicable). Each Credit Party shall comply in all material respects with all requirements of each Vendor Inter-Creditor Agreement and shall give all notices and take all other actions under each Vendor Inter-Creditor Agreement to insure compliance with the requirements of this Section 6.21.

7	TERM

7.1	Termination

The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2	Survival of Obligations Upon Termination of Financing Arrangements

Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon any Credit Party, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date, whereupon it shall terminate; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date and provided further that the indemnities contained in the Loan Documents in favor of a Lender shall survive the assignment by such Lender of the Commitments and Loans of such Lender.

8	EVENTS OF DEFAULT: RIGHTS AND REMEDIES

8.1	Events of Default

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:
(a)	Any Borrower (i) fails to make any payment of principal of the Loans or any of the other Obligations when due and payable, or fails to provide cash collateral as and when required, (ii) fails to make any payment of interest on, or Fees owing in respect of, the Loans or any of the other Obligations within three (3) Business Days after such interest or Fees becomes due and payable, or (iii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent’s demand for such reimbursement or payment of expenses.
(b)	Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 5.4(a) or 6 applicable to it, or any of the provisions set forth in Annexes C, E or G, respectively, applicable to it, and with respect to clause (a) of Annex E, such default shall remain unremedied for two (2) Business Days (as such period of time may be extended by up to twenty (20) days by Agent), and with respect to Section 1.8, Section 5.4(a) (other than with respect to the Credit Parties’ obligation to maintain the insurance described therein), and clauses (c), (e), (j) or (k) of Annex E, such default shall remain unremedied for five (5) days (as such period of time may be extended by up to twenty (20) days by Agent).

(c)	Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Section 4.1(b) or any provisions set forth in Annex F applicable to it and with respect to clause (a)(i) of Annex F, such default shall remain unremedied for two (2) Business Days (as such period of time may be extended by up to twenty (20) days by Agent), and with respect to all other provisions of Section 4(b) and Annex F, such default shall remain unremedied for five (5) days or more (as such period of time may be extended by up to twenty (20) days by Agent).
(d)	Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents applicable to it, (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.
(e)	A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party, including Indenture Debt, in excess of $2,000,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or in respect of any true lease under which any Credit Party is lessee under which the aggregate cost of the leased property exceeds $2,000,000, or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof, including Indenture Debt, in excess of $2,000,000 in the aggregate, or rent in excess of $2,000,000 in the aggregate, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateralized in respect thereof to be demanded, in each case, regardless of whether such right is exercised, by such holder or trustee.
(f)	Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than inadvertent, immaterial errors not exceeding $5,000,000 in the aggregate in any Borrowing Base Certificate), or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.
(g)	Assets with a value in excess of $2,000,000 of any Credit Party are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for sixty (60) days or more.
(h)	A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.
(i)	Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.
(j)	A final judgment or judgments for the payment of money in excess of $2,000,000 in the aggregate at any time are outstanding against one or more of the Credit Parties and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.
(k)	Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document on assets with a value in excess of $5,000,000 in the aggregate ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.
(l)	Any Change of Control occurs.
8.2	Remedies
(a)	If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend this facility with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.
(b)	If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, (i) terminate this facility with respect to further Advances or the incurrence of further Letter of Credit Obligations, (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by each Credit Party, or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Section 8.1(h) or Section 8.1(i), all of the Obligations, including the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.
8.3	Waivers by Credit Parties
Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of the Guaranty and Security Agreement): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshalling and exemption laws.
9 ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT
9.1	Assignments and Participations; Binding Effect
(a)	Binding Effect
This Agreement shall become effective when it shall have been executed by Borrowers, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Borrowers, the other Credit Parties hereto (in each case except for the Sections 9.2, 9.3, 9.4, 9.5, 9.6, 9.8 and 9.9),

Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 9.7), none of any Borrower, any other Credit Party, any L/C Issuer or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.
(b)	Right to Assign Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person (other than a Credit Party or an Affiliate thereof) acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, as long as no Event of Default is continuing, Borrower Representative and, with respect to Sales of Revolving Loan Commitments, each L/C Issuer that is a Lender (which acceptances of L/C Issuer and Borrower Representative shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed Sale is delivered to Borrower Representative); provided, however, that (w) such assignment shall be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof, (x) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment Agreement) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of Borrower Representative (to the extent Borrower Representative’s consent is otherwise required) and Agent, (y) interest accrued prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lenders shall be subject to Agent’s prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in Section 9.10(d)(v). Agent’s refusal to accept a Sale to a holder of Subordinated Debt or an Affiliate of such a holder, or to a Person that would be a Non-Funding or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c)	Procedure
The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment Agreement via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment Agreement) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any tax forms required to be delivered pursuant to Section 1.15 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent). Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment Agreement is made in accordance with clause (iii) of Section 9.1(b), upon Agent (and Borrower Representative, if applicable) consenting to such Assignment Agreement, from and after the effective date specified in such Assignment Agreement, Agent shall record or cause to be recorded in the Register the information contained in such Assignment Agreement.
(d)	Effectiveness
Subject to the recording of an Assignment Agreement by Agent in the Register, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).
(e)	Grant of Security Interests
In addition to the other rights provided in this Section 9.1, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.
(f)	Participants and SPVs
In addition to the other rights provided in this Section 9.1, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or any Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Sections 1.15 and 1.16, but, with respect to Section 1.15, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to Section 1.15(c) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (i) through (iv) of Section 11.2(c)

with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clauses (v) and (vi) of Section 11.2(c). No party hereto shall institute (and Borrowers shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnified Person against any Liability that may be incurred by, or asserted against, such Indemnified Person as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.
9.2	Appointment of Agent

GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Each Lender that is a party to a Hedging Agreement hereby appoints GE Capital as collateral agent under the Collateral Documents.

If Agent shall request instructions from Requisite Lenders, or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, or all affected Lenders, as applicable.

9.3	Agent’s Reliance, Etc.

Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4	GE Capital and Affiliates

With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of its Affiliates and any Person who may do business with or own securities of any

Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

9.5	Lender Credit Decision

Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6	Indemnification
(a)	Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably based on their Pro Rata Shares, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)	Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Indemnified Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)	To the extent required by any applicable law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 9.6(c).
9.7	Successor Agent

Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower Representative. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided, that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents. Agent may be removed at the written direction of the holders (other than Agent) of two-thirds or more of the Commitments (excluding Agent’s Commitment); provided, that in so doing, such Lenders shall be deemed to have waived and released any and all claims they may have against Agent.

9.8	Co Agents

None of the Lenders identified on the facing page or signature pages of this Agreement or any related document as “documentation agent”, “syndication agent”, “joint bookrunner”, “arranger” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such or as specifically provided herein as to the Arrangers. Without limiting the foregoing, none of the Lenders so identified as “documentation agent”, “syndication agent” , “joint bookrunner”, “arranger” or “joint lead arranger” shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.9	Setoff and Sharing of Payments
(a)	Right of Setoff

Each of Agent, each Lender and each L/C Issuer of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable requirements of law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held for the account of any Credit Party and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender or such L/C Issuer to or for the credit or the account of any Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing that is not paid when due, whether or not any demand was made under any Loan Document with respect to such Obligation. No Lender or L/C Issuer shall exercise any such right of setoff without the prior consent of Agent or Requisite Lenders. Each of Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower Representative and Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section

9.9	are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders and the L/C Issuer may have.

(b)	Sharing of Payments, Etc.

If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable Code) of Collateral) other than pursuant to Sections 1.13, 1.15, 1.16 or 9.1 and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable requirements of law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent in an amount that would satisfy the cash collateral requirements set forth in Section 9.10(d).
9.10	Advances; Payments; Non Funding Lenders; Information; Actions in Concert
(a)	Advances; Payments
(i)	Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(b). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to noon (New York time) on the date such Notice of Revolving Credit Advance is received, by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of each Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex H not later than 3:00 p.m. (New York time)

on the requested funding date, in the case of an Index Rate Loan, and not later than 3:00 p.m. (New York time) on the requested funding date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to the Borrower designated by Borrower Representative in the Notice of Revolving Credit Advance. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)	On the 2nd Business Day of each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments or Advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it.
(b)	Availability of Lender’s Pro Rata Share

Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and the applicable Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.10(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that any Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to any Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c)	Return of Payments
(i)	If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)	If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
(d)	Non-Funding Lenders
(i)	Responsibility

The failure of any Non-Funding Lender to make any Revolving Loan, to fund any purchase of any participation to be made or funded by it, or to make any payment required by it hereunder on the date specified therefor shall not relieve any other Lender of its obligations to make such loan, fund the purchase of any such participation, or make any other payment required hereunder on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder.

(ii)	Reallocation

If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Letter of Credit Obligations (unless such Lender is the L/C Issuer that issued such Letter of Credit) and reimbursement obligations with respect to Swing Line Loans shall, at Agent’s election at any time or upon any L/C Issuer’s or Swing Line Lender’s, as applicable, written request delivered to Agent (whether before or after the occurrence of any Default or Event of Default), be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Pro Rata Shares (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Revolving Lender’s Pro Rata Share had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Line Loans and its pro rata share of unparticipated amounts in Swing Line Loans to exceed its Revolving Loan Commitment.

(iii)	Voting Rights

Notwithstanding anything set forth herein to the contrary, including Section 11.2, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Requisite Lenders” or “Lenders directly affected” pursuant to Section 11.2) for any voting or consent rights under or with respect to any Loan Document, provided that without such Non-Funding Lender’s consent (A) the Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced. Moreover, for the purposes of determining Requisite Lenders, the Loans, Letter of Credit Obligations, and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv)	Borrower Payments to a Non-Funding Lender

Agent shall be entitled to hold, in a non-interest bearing account, all portions of any payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral. Agent is hereby authorized to use such cash collateral to pay in full the Aggregate Excess Funding Amount to the appropriate Lenders, L/C Issuers, Swing Lender or Agent, and then, to hold as cash collateral the amount of such Non-Funding Lender’s pro rata share, without giving effect to any reallocation pursuant to Section 9.10(d)(ii), of all Letter of Credit Obligations until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit or Letter of Credit Obligations, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and Letter of Credit Obligations are held by the Revolving Lenders in accordance with their Pro Rata Shares. Any amounts owing by a Non-Funding Lender to Agent, which are not paid when due, shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (A) all unpaid obligations owing by such Lender to the Agent, L/C Issuers, Swing Line Lender, and other Lenders under the Loan Documents, including such Lender’s pro rata share of all Revolving Loans, Letter of Credit Obligations, Swing Line Loans, plus, without duplication, (B) all amounts of such Non-Funding Lender reallocated to other Lenders pursuant to Section 9.10(d)(ii).

(v)	Cure

A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to Agent, on behalf of the applicable Lenders, L/C Issuers, Swing Lender or Agent, the Aggregate Excess Funding Amount, plus all interest due thereon. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi)	Fees

A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and Borrowers shall not be required to pay, such Lender’s portion of the unused line fee contemplated by Section 1.9(c) during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of Letter of Credit Obligations occurs pursuant to Section 9.10(d)(ii), during the period of time that such reallocation remains in effect, the Letter of Credit Fee payable with respect to such reallocated portion shall be payable to (A) all Revolving Lenders based on their pro rata share of such reallocation or (B) to the L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.

(vii)	Replacement of Non-Funding Lenders

With respect to a Lender that is a Non-Funding Lender or an Impacted Lender, Agent may, but shall not be obligated to, obtain a replacement Lender and execute an Assignment Agreement on behalf of such Non-Funding Lender or

Impacted Lender at any time with three (3) Business’ Days prior notice to such Lender or an Impacted Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par.
(e)	Dissemination of Information

Agent shall use reasonable efforts to provide Lenders with (i) any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction and (ii) any Equipment Inventory Appraisals, P&E Appraisals and Collateral audits received by Agent. Lenders acknowledge that Borrowers are required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.

(f)	Actions in Concert

Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.
9.11	Release of Collateral or Guarantors

Each Lender and L/C Issuer hereby consents to the release and hereby directs the Agent to release the following:
(a)	any Subsidiary of a Borrower from its guaranty of any Obligation of any Credit Party if all of the Stock of such Subsidiary owned by any Borrower is sold in a sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 5.11(b); and

(b)	any Lien held by the Agent for the benefit of the Lenders and L/C Issuers against (i) any Collateral that is sold by a Credit Party in a sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 5.11(b) after giving effect to such sale have been granted and (ii) all of the Collateral and all Credit Parties, upon (A) termination of the Commitments, (B) payment and satisfaction in full of all Loans, all reimbursement Obligations in respect of Letters of Credit and all other Obligations that the Agent has been notified in writing are then due and payable by the holder of such Obligation, (C) deposit of cash collateral with respect to all contingent Obligations (or, in the case of any Letter of Credit Obligation, a back-up letter of credit has been issued), in amounts and on terms and conditions and with parties satisfactory to the Agent and each Indemnified Person that is owed such Obligations and (D) to the extent requested by the Agent, receipt by Agent, Lenders, and L/C Issuers of liability releases from the Credit Parties each in form and substance reasonably acceptable to the Agent.
Each Lender and L/C Issuer hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 9.11.

10	SUCCESSORS AND ASSIGNS

10.1	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.1, and provided further that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

11	MISCELLANEOUS

11.1	Complete Agreement; Modification of Agreement

The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter or fee letter (other than the GE Capital Fee Letter) or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

11.2	Amendments and Waivers
(a)	Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders. Notwithstanding the foregoing, (i) any amendment entered into in conformity with Section 1.18 shall require only the signatures of Agent, each Credit Party and each Additional Revolving Lender and (ii) any amendment entered into as a consequence of any Accounting Changes shall require only the signatures of the Borrower Representative, Agent and Requisite Lenders.

(b)	No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that (x) increases the percentage advance rates set forth in the definitions of the Great Northern Borrowing Base, the H&E Borrowing Base or the H&E California Borrowing Base, in each case, above the Original Advance Rates or (y) increases the amount of Overadvances that can be outstanding under Section 1.1(a)(iv), shall be effective unless the same shall be in writing and signed by Agent, Lenders and Borrowers. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations, shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers.

(c)	No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby:
(i)	increase the principal amount of any Lender’s Commitment or add any new Revolving Loan Commitment (which action shall be deemed to directly affect all Lenders);

(ii)	reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender;

(iii)	extend any scheduled payment date (other than payment dates of mandatory prepayments under Sections 1.3(b)(ii) and (iii)) or final maturity date of the principal amount of any Loan of any affected Lender;

(iv)	waive, forgive, defer, extend or postpone any payment of interest or Fees payable to any affected Lender;

(v)	release any Guaranty;

(vi)	except as otherwise permitted herein or in the other Loan Documents, permit any Credit Party to dispose of all or substantially all assets (which action shall be deemed to directly affect all Lenders);

(vii)	change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder;

(viii)	amend the definition of Prohibited Swing Line Advance;

(ix)	change Section 1.1(b)(i) in any manner that increases the obligations of the Lenders with respect to any Swing Line Advance;

(x)	amend Section 1.11(a) or Section 9.11; or

(xi)	amend or waive this Section 11.2 or the definition of the term “Requisite Lenders”. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action.
Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer, or of GE Capital in respect of any Swap Related Reimbursement Obligations, under this Agreement or any other Loan Document, including any release of any Guaranty or Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent or L/C Issuer or GE Capital, as the case may be, in addition to Lenders required hereinabove to take such action. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each Lender. Notwithstanding the foregoing, any amendment entered into in conformity with Section 1.18 shall require only the signatures of Agent, each Credit Party and each Additional Revolving Lender.
(d)	If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (d) being referred to as a “Non-Consenting Lender”), then, so long as Agent is not a Non-Consenting Lender, at Borrower Representative’s request, Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non

Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person (who shall assume such Commitments), all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)	Upon payment in full in cash and performance of all of the Obligations (other than Unasserted Contingent Obligations), termination of the Commitments and all Letters of Credit (or the cash collateralization or backing with standby letters of credit of all Letters of Credit in accordance with Annex B) and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to the Credit Parties payoff letters, termination statements, mortgage releases and other documents necessary or appropriate or reasonably requested by the Credit Parties to evidence the termination of the Liens securing payment of the Obligations.
11.3	Fees and Expenses

Borrowers shall reimburse (i) Agent and Arrangers for all fees, costs and expenses (including the reasonable fees and expenses of all of its external counsel, advisors, consultants and auditors) and (ii) Agent and Arrangers (and, with respect to clauses (c), (d) and (e) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of external counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation and preparation of the Loan Documents as well as those incurred in connection with:
(a)	the forwarding to any Borrower or any other Person on behalf of any Borrower by Agent of the proceeds of any Loan;

(b)	any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(c)	any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(d)	any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(e)	any workout or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; and

(f)	except as otherwise provided in this Agreement, efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any Credit Party or its affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral in accordance with the terms of the Loan Documents;

including, as to each of clauses (a) through (f) above, all reasonable attorneys’ (other than the allocated cost of internal counsel) and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.
11.4	No Waiver

Agent’s or any Lender’s failure, at any time or times, to require strict performance by any Credit Party of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrower Representative specifying such suspension or waiver.

11.5	Remedies

Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

11.6	Severability

Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7	Conflict of Terms

Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8	Non-Public Information; Confidentiality.
(a)	Non-Public Information

Agent, each Lender and each L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable requirements of law (including United States federal and state securities laws and regulations).

(b)	Confidential Information

Each Lender, each L/C Issuer and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with Borrower Representative’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 11.8 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable requirements of law or other legal process or requested or demanded by any Governmental Authority, provided that, other than with respect to any information requested or demanded of a Lender by a bank regulator, to the extent practicable and permitted by applicable law, the party requested to disclose such information will provide prompt written request to the Borrower Representative and will allow the Borrower Representative a reasonable opportunity to seek protective measures prior to disclosure, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 11.8 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons. In the event of any conflict between the terms of this Section 11.8 and those of any other contractual obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 11.8 shall govern.

(c)	Tombstones

Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Borrower’s or any other Credit Party’s name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to Borrower Representative for review and comment within a reasonable time prior to the publication thereof.

(d)	Press Release and Related Matters

No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party or in any filings with the SEC under the Exchange Act) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Agent is party without the prior consent of GE Capital except to the extent required to do so under applicable requirements of law and then, only after consulting with GE Capital.

(e)	Distribution of Materials to Lenders and L/C Issuers

The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f)	Material Non-Public Information

The Credit Parties agree that by publicly filing any Borrower Materials with the SEC, then Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws.
11.9	GOVERNING LAW
(a)	Governing Law

The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.

(b)	Submission to Jurisdiction

Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdiction.

(c)	Service of Process

Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable requirements of law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower Representative specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)	Non-Exclusive Jurisdiction

Nothing contained in this Section 11.9 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable requirements of law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.
11.10	Notices
(a)	Addresses

All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of any Borrower, Agent and the Swing Line Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and Agent. Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower Representative, and (z) if receipt of such transmission is acknowledged by Agent.

(b)	Effectiveness

(i)	All communications described in Section 11.10(a) and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(ii)	The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c)	Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its applicable lending office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

11.11	Electronic Transmissions»
(a)	Authorization

Subject to the provisions of Section 11.10(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Credit Party and each Lender, L/C Issuer and Agent acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)	Signatures

Subject to the provisions of Section 11.10(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural requirement of law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Lender, each L/C Issuer and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable requirement of law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)	Separate Agreements

All uses of an E-System shall be governed by and subject to, in addition to Section 11.10 and this Section 11.11, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d)	LIMITATION OF LIABILITY

ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of each Borrower, each other Credit Party executing this Agreement and each Lender and L/C Issuer agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.
11.12	Section Titles

The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.13	Counterparts

This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.14	WAIVER OF JURY TRIAL

THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

11.15	Omitted

11.16	Reinstatement

This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Credit Party for liquidation or reorganization, should any Credit

Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.17	Advice of Counsel

Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.14, with its counsel.

11.18	No Strict Construction

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.19	Patriot Act

Each Lender that is subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended (the “Patriot Act”) hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

     IN WITNESS WHEREOF, this Credit Agreement has been duly executed as of the date first written above.

H&E EQUIPMENT SERVICES, INC., as a Borrower
By:	/s/ Leslie Magee
	Name:	Leslie Magee
	Title:	CFO

H&E EQUIPMENT SERVICES (CALIFORNIA), LLC, as a Borrower
By:	/s/ Leslie Magee
	Name:	Leslie Magee
	Title:	CFO

GREAT NORTHERN EQUIPMENT, INC., as a Borrower
By:	/s/ Leslie Magee
	Name:	Leslie Magee
	Title:	CFO

H&E Equipment Services, Inc. Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and a Lender
By:	/s/ Jeffrey S. Kurtzweil
	Name:	Jeffrey S. Kurtzweil
	Title:	Vice President

H&E Equipment Services, Inc. Credit Agreement

BANK OF AMERICA, N.A., as a Lender
By:	/s/ Edmundo Kahn
	Name:	Edmundo Kahn
	Title:	Vice President

H&E Equipment Services, Inc. Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC, as a Lender
By:	/s/ David P. Hill
	Name:	David Hill
	Title:	Vice President

H&E Equipment Services, Inc. Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Mario Quintanilla
	Name:	Mario Quintanilla
	Title:	Vice President

H&E Equipment Services, Inc. Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Jeffrey W. Swartz
	Name:	Jeffrey W. Swartz
	Title:	Vice President

H&E Equipment Services, Inc. Credit Agreement

REGIONS BANK, as a Lender
By:	/s/ George Lewis McKinley
	Name:	George Lewis McKinley
	Title:	Attorney in Fact

H&E Equipment Services, Inc. Credit Agreement

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender
By:	/s/ John F. Oldham
	Name:	John F. Oldham
	Title:	Senior Vice President

H&E Equipment Services, Inc. Credit Agreement

     The following Persons are signatories to this Credit Agreement in their capacity as Credit Parties and not as Borrower:

GNE INVESTMENTS, INC., as a Credit Party
By:	/s/ Leslie Magee
	Name:	Leslie Magee
	Title:	CFO

H&E FINANCE CORP., as a Credit Party
By:	/s/ Leslie Magee
	Name:	Leslie Magee
	Title:	CFO

H&E CALIFORNIA HOLDING, INC., as a Credit Party
By	/s/ Leslie Magee
	Name:	Leslie Magee
	Title:	CFO

H&E EQUIPMENT SERVICES (MID-ATLANTIC), INC., as a Credit Party
By:	/s/ Leslie Magee
	Name:	Leslie Magee
	Title:	CFO

H&E Equipment Services, Inc. Credit Agreement

ANNEX A (Recitals)
to
CREDIT AGREEMENT
DEFINITIONS
Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:
“A Rated Bank” has the meaning assigned to it in Section 6.2.
“Account Debtor” means any Person who may become obligated to a Credit Party under, with respect to, or on account of, an Account, Rentals, Chattel Paper or General Intangibles (including a payment intangible).
“Accounting Changes” has the meaning assigned to it in the last sentence of this Annex A.
“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.
“Additional Revolving Lender” has the meaning provided in Section 1.18.
“Advance” means any Revolving Credit Advance or Swing Line Advance, as the context may require.
“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of any Credit Party, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of such Credit Party. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, that the term “Affiliate” shall specifically include Don Wheeler and John Engquist and exclude Agent and each Lender.
“Agent” means GE Capital in its capacity as Administrative Agent for Lenders or its successor appointed pursuant to Section 9.7.
“Aggregate Borrowing Base” means, as of any date of determination, an amount equal to the sum of the Great Northern Borrowing Base, the H&E Borrowing Base and the H&E California Borrowing Base.
“Agreement” has the meaning assigned to it in the recitals to the Agreement.
“Appendices” has the meaning assigned to it in the recitals to the Agreement.
“Applicable L/C Margin” means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).
“Applicable Margins” means, collectively, the Applicable L/C Margin, the Applicable Unused Line Fee Margin, the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin all as set forth in Section 1.5(a).
“Applicable Revolver Index Margin” means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Credit Advances, the Swingline Advances, unreimbursed Letter of Credit Obligations and other Obligations (excluding LIBOR Loans) as determined by reference to Section 1.5(a).
“Applicable Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to LIBOR Loans, as determined by reference to Section 1.5(a).
“Applicable Revolver Margins” means, collectively, the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin.
“Applicable Unused Line Fee Margin” means the per annum fee, from time to time in effect, payable in respect of Borrowers’ non-use of committed funds pursuant to Section 1.9(c), which fee is determined by reference to Section 1.5(a).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above, (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender and (c) has represented to such Lender in the applicable Assignment Agreement that such Person is not acting in the capacity of a vulture fund or a distressed debt purchaser.
“Arrangers” means, collectively, GE Capital Markets, Inc. and Bank of America, N.A., as joint lead arrangers and joint bookrunners.
“Assignment Agreement” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.1 (with the consent of any party whose consent is required by Section 9.1), accepted by Agent, substantially in the form of Exhibit 9.1(a) or any other form approved by Agent.
“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.
“Audit and Appraisal Liquidity Event” means the determination by the Agent that Excess Availability on any day is less than $75,000,000. The occurrence of an Audit and Appraisal Liquidity Event shall be deemed continuing notwithstanding that Excess Availability may thereafter exceed $75,000,000 unless and until Excess Availability exceeds $75,000,000 for sixty (60) consecutive days, in which event an Audit and Appraisal Liquidity Event shall no longer be deemed to be continuing; provided that an Audit and Appraisal Liquidity Event may not be cured as contemplated by this sentence more than two times in any four Fiscal Quarter period.
“Authorized Officer” means any of the following officers of each Credit Party: the chief executive officer, the chief operating officer, the chief financial officer, executive vice president, the secretary and the treasurer.
“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Blocked Account Agreement” has the meaning assigned to it in Annex C.
“Blocked Accounts” has the meaning assigned to it in Annex C.
“Borrower” has the meaning assigned to it in the preamble to the Agreement.
“Borrower Representative” means H&E Delaware in its capacity as Borrower Representative pursuant to the provisions of Section 1.1(c).
“Borrowing Availability” means as of any date of determination (a) as to all Borrowers, the lesser of (i) the Maximum Amount and (ii) the Aggregate Borrowing Base, in each case, less the sum of the aggregate Revolving Loan and Swing Line Loan then outstanding, or (b) as to an individual Borrower, the lesser of (i) the Maximum Amount less the sum of the Revolving Loan and Swing Line Loan outstanding to all other Borrowers and (ii) that Borrower’s separate Borrowing Base, less the sum of the Revolving Loan and Swing Line Loan outstanding to that Borrower.
“Borrowing Base” means, as the context may require, the H&E Borrowing Base, the H&E California Borrowing Base, the Great Northern Borrowing Base or the Aggregate Borrowing Base.
“Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by Borrower Representative on behalf of any Borrower in the form attached to the Agreement as Exhibit 4.1(b).
“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and, when determined in connection with notices and determinations in respect of any LIBOR Rate or LIBOR Loan or any funding, conversion, continuation, LIBOR Period or payment of any LIBOR Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.
“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
“Capital Lease Obligation” means as of any date of determination, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease as of the date of determination.
“Cash Collateral Account” has the meaning assigned to it Annex B.
“Cash Dominion Event” means the determination by Agent that Excess Availability on any day is less than (x) $65,000,000 or (y) at any time when the aggregate Revolving Loan Commitments exceed $320,000,000 due to the application of Section 1.18, the greater of $65,000,000 and 20%

of the aggregate Commitments of all Lenders then in effect (the amounts in (x) or (y), as applicable, each a “Cash Dominion Threshold Amount”). The occurrence of a Cash Dominion Event shall be deemed continuing notwithstanding that Excess Availability may thereafter exceed the Cash Dominion Threshold Amount unless and until Excess Availability exceeds the Cash Dominion Threshold Amount for sixty (60) consecutive days, in which event a Cash Dominion Event shall no longer be deemed to be continuing; provided that a Cash Dominion Event may not be cured as contemplated by this sentence more than two times in any four Fiscal Quarter period.
“Cash Equivalents” has the meaning assigned to it in Annex B.
“Cash Management Systems” has the meaning assigned to it in Section 1.8.
“Certificate of Exemption” has the meaning assigned to it in Section 1.15(c).
“Change of Control” means the occurrence of any of (a) any event, transaction or occurrence as a result of which (i) H&E Delaware shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with ownership of at least one hundred percent (100%) of the outstanding capital Stock of H&E Finance, GNE Investments, H&E California Holding and H&E Mid-Atlantic, each on a fully diluted basis, (ii) H&E Delaware together with H&E California Holding shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with ownership of at least one hundred percent (100%) of the outstanding membership interests of H&E California, (iii) GNE Investments shall cease to own and control all of the economic and voting rights associated with ownership of at least one hundred percent (100%) of the outstanding capital Stock of Great Northern on a fully diluted basis, in each case except pursuant to a merger as provided in Section 6.1(b) or (iv) a “Change of Control” as such term is or any similar defined in the Senior Unsecured Note Indenture or any agreement governing Subordinated Debt having an original principal amount in excess of $2,000,000; (b) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of any Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal; (c) the adoption of a plan relating to the liquidation or dissolution of any Borrower; or (d) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting Stock of any Borrower, measured by voting power rather than number of shares. Notwithstanding the foregoing, (i) any dividend or other distribution of any voting Stock of any Borrower by any Principal to the direct or indirect equity holders and other investors of such Principal (or further dividend or other distribution by such equity holders and other investors to their respective direct or indirect equity holders and other investors), in accordance with the terms of the documents (of such Principal or such direct or indirect equity holders and other investors of such Principal) governing such equity or other investments or as otherwise agreed by such equity holders and other investors, will not constitute a Change of Control, and (ii) the existence from time to time of any “group” (as that term is used in Section 13(d) of the Exchange Act) comprised of any such equity holders and other investors will not constitute a Change of Control.
“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.
“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.
“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.
“Closing Date” means the date and time that the conditions set forth in Section 2.1 hereof are satisfied or waived, and this Amendment and Restatement becomes effective.
“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“Collateral” means the property covered by the Guaranty and Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.
“Collateral Documents” means the Guaranty and Security Agreement, the Blocked Account Agreements, the Control Letters, Lock Box agreements, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” means the reports with respect to the Collateral referred to in Annex F.
“Collection Account” means that certain account of Agent, account number 50 279 513 in the name of Agent at Deutsche Bank Trust Company, in New York, New York ABA No. 021 001 033, Account Name: GECC CFS CIF Collection Account, Reference: CFK 1400-H&E Equipment Services, Inc., or such other account as may be specified in writing by Agent as the “Collection Account”.
“Commitment Termination Date” means the earliest of (a) July 29, 2015, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full in cash by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero dollars ($0) or the termination of all Commitments (or the cash collateralization or backing with standby letters of credit of all Letters of Credit in accordance with Annex B), in accordance with the provisions of Section 1.3(a).
“Commitments” means (a) as to any Lender, such Lender’s Revolving Loan Commitment (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) as set forth on the signature page to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments (including without duplication the Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment), which aggregate commitment shall be Three Hundred Twenty Million Dollars ($320,000,000) on the Closing Date, as such amount may be reduced, amortized or adjusted from time to time in accordance with the Agreement.
“Compliance Certificate” has the meaning assigned to it in Annex E.
“Concentration Account” has the meaning assigned to it in Annex C.
“Contracts” means all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter entered into or acquired by any Credit Party in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.
“Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.
“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.
“Copyright Security Agreements” means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.
“Copyrights” means all of the following now owned or hereafter acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.
“Covenant Liquidity Event” means the determination by the Agent that Excess Availability on any day is less than (x) $40,000,000 or (y) at any time when the aggregate Revolving Loan Commitments exceed $320,000,000 due to the application of Section 1.18, the greater of $40,000,000 and 12.5% of the aggregate Commitments of all Lenders then in effect (the amounts in (x) and (y), as applicable, each a “Covenant Liquidity Event Threshold Amount”). The occurrence of a Covenant Liquidity Event shall be deemed continuing notwithstanding that Excess Availability may thereafter exceed the Covenant Liquidity Event Threshold Amount unless and until Excess Availability exceeds the Covenant Liquidity Event Threshold Amount for sixty (60) consecutive days, in which event a Covenant Liquidity Event shall no longer be deemed to be continuing; provided that a Covenant Liquidity Event may not be cured as contemplated by this sentence more than two times in any four Fiscal Quarter period.
“Credit Parties” means each Borrower and each Guarantor.
“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.
“Default Rate” has the meaning assigned to it in Section 1.5(d).
“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.
“Disbursement Accounts” has the meaning assigned to it on Annex C.

“Disclosure Schedules” means the Schedules prepared by Borrowers and denominated as Disclosure Schedules 3.1 through 6.7 in the Index to the Agreement.
“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.
“Dollars” or “$” means lawful currency of the United States of America.
“Domestic Guarantor” means a Guarantor that is organized under the laws of a state of the United States of America or the District of Columbia.
“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is organized under the laws of a state of the United States of America or the District of Columbia.
“Eagle Acquisition Agreement” means that certain Acquisition Agreement dated as of January 4, 2006, by and among H&E Delaware (as successor by merger to H&E Equipment Services, L.L.C.), Eagle Merger Corp., a Delaware corporation, H&E California, H&E California Holding, SBN Eagle LLC, a Delaware limited liability company, SummitBridge National Investments LLC, a Delaware limited liability company and the shareholders of Eagle S-Corp.
“EBITDA” means, with respect to any Person for any fiscal period, without duplication an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) any benefit for income taxes, (ii) interest income, (iii) gain from extraordinary items for such period, and (iv) any other gains (excluding gains arising from the sale, exchange or other disposition of Equipment Inventory) that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period and (v) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up or write-down of any asset (excluding any write-down related to any Accounts and Parts and Tools Inventory and Equipment Inventory); (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain or net loss arising from the acquisition or disposition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.
“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.
“Eligible Accounts” has the meaning assigned to it in Section 1.6.
“Eligible Equipment Inventory” has the meaning assigned to it in Section 1.7A and excludes Eligible Parts and Tools Inventory and Eligible Rolling Stock.
“Eligible Parts and Tools Inventory” has the meaning assigned to it in Section 1.7 and excludes Eligible Equipment Inventory and Eligible Rolling Stock.
“Eligible Rentals” has the meaning assigned to it in Section 1.6B.
“Eligible Rolling Stock” has the meaning assigned to it in Section 1.6A and excludes Eligible Parts and Tools Inventory and Eligible Equipment Inventory.
“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health or safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorneys’ Costs) incurred by any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.
“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals, registrations or other written documents required by any Governmental Authority under any Environmental Laws.
“Equipment Inventory” means Inventory of any Borrower consisting of vehicles held for sale or lease to third parties and Inventory of any Borrower consisting of vehicles while on lease to third parties.
“Equipment Inventory Appraisal” means each periodic appraisal of any Borrower’s Equipment Inventory and Parts and Tools Inventory conducted at such Borrower’s cost and expense by appraisers reasonably satisfactory to Agent and using a methodology reasonably satisfactory to Agent, provided, that unless an Event of Default has occurred and is continuing, (x) if no Audit and Appraisal Liquidity Event has occurred and is continuing, Borrowers shall be responsible for the cost and expense of not more than two (2) such appraisals for each Borrower per year and (y) if an Audit and Appraisal Liquidity Event has occurred and is continuing, Borrowers shall be responsible for the cost and expense of not more than three (3) such appraisals for each Borrower per year, it being agreed that so long as such limits are in effect, each item of Equipment Inventory shall be appraised pursuant to a visit to sites of any one or more Credit Parties on one occasion during each year and the balance of such appraisals of such item in such year shall be done as a “desk appraisal.” An appraisal of Equipment Inventory and of Parts and Tools Inventory shall, for the purposes of the preceding sentence, constitute one appraisal.
“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, is treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.
“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan (other than an event with respect to which the reporting requirement has been waived); (b) the withdrawal of such Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of such Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by such Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; or (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Title IV Plan described in Section 4064 of ERISA.
“Event of Default” has the meaning assigned to it in Section 8.1.
“Excess Availability” means, at any time, an amount equal to the Aggregate Borrowing Base (as reflected in the Borrowing Base Certificate delivered pursuant to Section 4.1(b) and paragraph (a) of Annex F, at or most recently prior to such time) minus the aggregate Revolving Loan and Swing Line Loan at such time.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.
“Excluded Taxes” means (a) Taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the law of which Agent and Lenders are organized or conduct business or any political subdivision thereof and (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower Representative under Section 1.16(d)), any withholding tax (i) that is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, except to the extent of any additional amounts to which such Foreign Lender’s assignor, if any was entitled, at the time of assignment, to receive from any Borrower with respect to any withholding tax pursuant to Section 1.15, or (ii) that would not have been imposed but for such Foreign Lender’s failure (other than as a result of a change in law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, disregarding for this purpose any such change relating to the implementation of FATCA) to comply with Section 1.15(c).
“E-Fax” means any system used to receive or transmit faxes electronically.
“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.
“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.
“FATCA” means IRC Sections 1471 through 1474, and any Treasury Regulations promulgated thereunder and published administrative guidance interpreting such Sections.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by Agent in its sole discretion
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.
“Financial Covenants” means the financial covenants set forth in Annex G.
“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of H&E Delaware and its Subsidiaries referred to in Section 3.4 or delivered in accordance with Annex E.
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989.
“First Restatement Date” means August 4, 2006.
“Fiscal Month” means any of the monthly accounting periods of H&E Delaware and its Subsidiaries.
“Fiscal Quarter” means any of the quarterly accounting periods of H&E Delaware and its Subsidiaries, ending on March 31, June 30, September 30, and December 31 of each year.
“Fiscal Year” means any of the annual accounting periods of H&E Delaware and its Subsidiaries ending on December 31 of each year.
“Fixed Charges” means, for H&E Delaware and its Subsidiaries for any specified period determined on a consolidated basis in accordance with GAAP, the sum of (a) interest expense (whether cash or non-cash) deducted in the determination of consolidated net income for such period, including interest expense with respect to any Funded Debt and interest expense that has been capitalized, but excluding amortization of any original discount attributable to any Funded Debt or warrants and interest paid in kind, in each case to the extent otherwise included as interest expense, and (b) scheduled payments of principal made or required to be made during such period with respect to all Indebtedness.
“Fixed Charge Coverage Ratio” means, for any specified period, the ratio of (a) EBITDA of H&E Delaware and its Subsidiaries for such period less any provision for income taxes (whether paid or payable in cash) and P&E Capital Expenditures (other than the portion thereof funded by third party financing) made by H&E Delaware and its Subsidiaries during such period, in each case determined on a consolidated basis in accordance with GAAP, to (b) Fixed Charges.
“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.
“Floor Plan Equipment Inventory” means Equipment Inventory purchased by any Credit Party for sale or lease in the ordinary course of business and subject to a purchase money Lien in favor of the seller thereof or a third party financing source and includes Equipment Inventory subject to an Open Account Refinancing and subject to a Refinancing Lien.
“Floor Plan Financing” means any floor plan financing or other indebtedness incurred by any Credit Party with respect to the purchase of Equipment Inventory and provided by the seller of such Equipment Inventory or any third party financing source.
“Foreign Lender” has the meaning assigned to it in Section 1.15(c).
“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and including without limitation, in the case of Borrowers, the Obligations (other than Letter of Credit Obligations in respect of undrawn Letters of Credit) (calculated with reference to the average outstanding balance of such Obligations during the six month period ending immediately prior to the relevant date of determination (or such shorter period that begins on the Original Closing Date and ends immediately prior to such relevant date of determination)), Indenture Debt and Subordinated Debt. For the avoidance of doubt, Funded Debt shall be deemed not to include any Floor Plan Financing.
“GAAP” means generally accepted accounting principles in the United States of America consistently applied as such term is further defined in Annex G to the Agreement.
“GE Capital” means General Electric Capital Corporation, a Delaware corporation.
“GE Capital Fee Letter” has the meaning assigned to it in Section 1.9(a).

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.
“GNE Investments” means GNE Investments, Inc., a Washington corporation.
“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Great Northern” has the meaning assigned to it in the preamble to this Agreement.
“Great Northern Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:
(a)	up to eighty-five percent (85%) of Great Northern’s Eligible Accounts plus eighty-five percent (85%) of Great Northern’s Eligible Rentals, in each case, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time, plus

(b)	up to one hundred percent (100%) of the Net Book Value of Great Northern’s new Eligible Equipment Inventory held for sale, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time; plus
(c)	up to fifty percent (50%) of the Net Book Value of Great Northern’s used Eligible Equipment Inventory held for sale, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time; plus

(d)	up to fifty percent (50%) of the Net Book Value of Great Northern’s Eligible Parts and Tools Inventory, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time; plus

(e)	up to fifty percent (50%) of the Net Book Value of Great Northern’s Eligible Rolling Stock, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time; plus

(f)	the lesser of (i) one hundred percent (100%) of the Net Book Value of Great Northern’s Eligible Equipment Inventory held for lease to third parties or being leased to third parties and (ii) up to eighty-five percent (85%) of the Orderly Liquidation Value of Great Northern’s Eligible Equipment Inventory held for lease to third parties or being leased to third parties, in each case, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time.
“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
“Guaranties” means, collectively, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

“Guarantors” means each Subsidiary of any Borrower and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.
“Guaranty and Security Agreement” means the Guaranty and Security Agreement, dated as of the Closing Date, among the Credit Parties and the Agent, substantially in the form attached hereto as Exhibit D.
“H&E Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:
(a)	up to eighty-five percent (85%) of H&E Delaware’s Eligible Accounts plus eighty-five percent (85%) of H&E Delaware’s Eligible Rentals, in each case, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time, plus

(b)	up to one hundred percent (100%) of the Net Book Value of H&E Delaware’s new Eligible Equipment Inventory held for sale, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time; plus

(c)	up to fifty percent (50%) of the Net Book Value of H&E Delaware’s used Eligible Equipment Inventory held for sale, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time; plus

(d)	up to fifty percent (50%) of the Net Book Value of H&E Delaware’s Eligible Parts and Tools Inventory, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time; plus

(e)	up to fifty percent (50%) of the Net Book Value of H&E Delaware’s Eligible Rolling Stock, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time; plus

(f)	the lesser of (i) one hundred percent (100%) of the Net Book Value of H&E Delaware’s Eligible Equipment Inventory held for lease to third parties or being leased to third parties and (ii) up to eighty-five percent (85%) of the Orderly Liquidation Value of H&E Delaware’s Eligible Equipment Inventory held for lease to third parties or being leased to third parties, in each case, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time.
Eligible Accounts, Eligible Rentals, Eligible Equipment Inventory, Eligible Parts and Tools Inventory, and Eligible Rolling Stock of H&E Mid-Atlantic shall, for the purposes of this definition of “H&E Borrowing Base” be deemed to be Eligible Accounts, Eligible Rentals,

Eligible Equipment Inventory, Eligible Parts and Tools Inventory, and Eligible Rolling Stock of H&E Delaware.
“H&E California Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:
(a)	up to eighty-five percent (85%) of H&E California’s Eligible Accounts plus eighty-five percent (85%) of H&E California’s Eligible Rentals, in each case, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time, plus

(b)	up to one hundred percent (100%) of the Net Book Value of H&E California’s new Eligible Equipment Inventory held for sale, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time; plus

(c)	up to fifty percent (50%) of the Net Book Value of H&E California’s used Eligible Equipment Inventory held for sale, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time; plus

(d)	up to fifty percent (50%) of the Net Book Value of H&E California’s Eligible Parts and Tools Inventory, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time; plus

(e)	up to fifty percent (50%) of the Net Book Value of H&E California’s Eligible Rolling Stock, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time; plus

(f)	the lesser of (i) one hundred percent (100%) of the H&E California’s Net Book Value of Eligible Equipment Inventory held for lease to third parties or being leased to third parties and (ii) up to eighty-five percent (85%) of the Orderly Liquidation Value of H&E California’s Eligible Equipment Inventory held for lease to third parties or being leased to third parties, in each case, less any Reserves (without duplication) established by Agent in good faith using reasonable credit judgment as of such time.
“H&E California Holding” means H&E California Holding, Inc., a California corporation (formerly known as Eagle High Reach Equipment, Inc.).
“H&E California” has the meaning assigned to it in the preamble to this Agreement.
“H&E Finance” means H&E Finance Corp., a Delaware corporation.

“H&E Mid-Atlantic” means H&E Equipment Services (Mid-Atlantic), Inc., a Virginia corporation (formerly known as J.W. Burress, Incorporated).
“Hazardous Materials” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls and radioactive substances.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, treasury management products or other interest or currency exchange rate or commodity price hedging arrangement (i) arranged by GE Capital and to which one or more Credit Parties are parties, or (ii) to which a Lender or an Affiliate of a Lender is a party and to which one or more Credit Parties are parties.
“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender, or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.
“Incremental Revolving Loan Commitments” has the meaning provided in Section 1.18.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property (including purchases on Open Account) payment for which is deferred twelve (12) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than twelve (12) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index

Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations. For the avoidance of doubt and notwithstanding the foregoing, Indebtedness shall be deemed not to include any Floor Plan Financing.
“Indemnified Liabilities” has the meaning assigned to it in Section 1.13.
“Indemnified Person” has the meaning assigned to it in Section 1.13.
“Indenture Debt” means Indebtedness under the Senior Unsecured Notes or Senior Unsecured Note Indenture.
“Index Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of the Federal Funds Rate plus fifty (50) basis points per annum and (c) the sum of (x) the LIBOR Rate calculated for each such day based on a LIBOR Period of one (1) month determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Revolver LIBOR Margin over the Applicable Revolver Index Margin, in each instance, as of such day. Any change in the Index Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the rates referred to in (a), (b) or (c).
“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.
“Inspections” has the meaning assigned to it in Section 1.14.
“Instruments” means any “instrument,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.
“Interest Expense” means, with respect to any Person for any fiscal period, interest expense paid in cash of such Person determined in accordance with GAAP for the relevant period ended on such date, including expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.
“Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and provided, further, that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.
“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.
“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts of any Credit Party.
“IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.
“IRS” means the Internal Revenue Service.
“L/C Issuer” means GE Capital or a Subsidiary thereof, Bank of America, N.A., or any other bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion, in such Person’s capacity as an issuer of Letters of Credit hereunder.

“L/C Sublimit” has the meaning assigned to such term in Annex B.
“Lenders” means GE Capital, the other initial Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any registered assignee of such Lender.
“Letter of Credit Fee” has the meaning assigned to it in Annex B.
“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of any Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or any other L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Lenders thereupon or pursuant thereto.
“Letters of Credit” means documentary or standby letters of credit issued for the account of any Borrower by any L/C Issuer, and bankers’ acceptances issued by any Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations. The term does not include a Swap Related L/C.
“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.
“Leverage Ratio” means, with respect to H&E Delaware and its Subsidiaries, on a consolidated basis, the ratio of (i) Funded Debt of H&E Delaware and its Subsidiaries as of any date of determination, to (ii) EBITDA of H&E Delaware and its Subsidiaries for the twelve-month period ending on that date of determination.
“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.
“LIBOR Period” means, with respect to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made or converted to a LIBOR Loan or, if such loan is continued, on the last day of the immediately preceding LIBOR Period therefor and, in each case, ending 1, 2, 3 or 6 months thereafter, as selected by Borrower Representative pursuant hereto; provided, however, that (a) if any LIBOR Period would otherwise end on a day that is not a Business Day, such LIBOR Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such LIBOR Period into another such Business Day falls in the next calendar month, in which case such LIBOR Period shall end on the immediately preceding Business Day, (b) any LIBOR Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Business Day of a calendar month, (c) Borrower

Representative may not select any LIBOR Period ending after the Commitment Termination Date, (d) Borrower Representative may not select any LIBOR Period in respect of Loans having an aggregate principal amount of less than $5,000,000 and (e) there shall be outstanding at any one time no more than seven (7) separate LIBOR Periods.
“LIBOR Rate” means, for each LIBOR Period, the offered rate per annum for deposits of Dollars for the applicable LIBOR Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such LIBOR Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such LIBOR Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such LIBOR Period for the applicable principal amount on such date of determination.
“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.
“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).
“Litigation” has the meaning assigned to it in Section 3.13.
“Loan Documents” means the Agreement, the Notes, the GE Capital Fee Letter and the Collateral Documents and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loans” means the Revolving Loan and the Swing Line Loan.
“Lock Boxes” has the meaning assigned to it in Annex C.
“Margin Stock” has the meaning assigned to in Section 3.10.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Credit Parties considered as a whole, (b) the ability of the Borrowers considered as a whole to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.
“Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or an ERISA Affiliate is making or is obligated to make contributions on behalf of participants who are or were employed by any of them.
“Net Book Value” means book value as determined in accordance with GAAP, lower of cost and market, and after taking into account depreciation and excluding all “freight-in” costs and preparatory costs.
“Net Proceeds” has the meaning assigned to it in Section 1.3(b)(ii).
“Non-Excluded Taxes” means Taxes other than Excluded Taxes.
“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to Borrower Representative, Agent, any Lender, or the L/C Issuer or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Lender that has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for clause (d), and Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.
“Notes” means, collectively, the Revolving Notes and the Swing Line Notes.
“Notice of Conversion/Continuation” has the meaning assigned to it in Section 1.5(e).

“Notice of Revolving Credit Advance” has the meaning assigned to it in Section 1.1(a).
“Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement, letter of credit agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Swap Related Reimbursement Obligations, hedging obligations under swaps, caps and collar arrangements provided by any Lender in accordance with the terms of the Agreement, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.
“Off Balance Sheet Equipment Inventory” means Equipment Inventory that has been leased by any Credit Party as lessee under an operating lease, and held for sublease by such Credit Party to third parties in the ordinary course of business.
“Open Account” means, in connection with the terms of purchase by a Credit Party of Equipment Inventory from a dealer, that such purchase is made on credit terms, on an unsecured basis, with payment by such Credit Party expected to be made within twelve (12) months of the date of purchase. The deferral of the purchase price of Equipment Inventory purchased on Open Account does not constitute Indebtedness unless and until such deferral extends twelve (12) months or more following the date of purchase of such Equipment Inventory.
“Open Account Refinancing” means the incurrence by a Credit Party of Indebtedness, which, subject to Section 6.7(d), may be on a secured basis, the proceeds of which are applied to pay in full the deferral of the purchase price and related charges of Equipment Inventory purchased on Open Account.
“Operating Lease Payoff Value” means, with respect to any operating lease of Equipment Inventory to which any Borrower or Guarantor is a lessee, at any time, the sum of the then remaining lease payments under such operating lease, discounted to present value at the notional interest rate for such operating lease.
“Orderly Liquidation Value” shall mean with respect to Eligible Equipment Inventory, the appraised orderly liquidation value (as a percentage of the Net Book Value thereof), which as of any date shall be determined by the Equipment Inventory Appraisal most recently completed prior to such date, and which shall remain in effect until the date on which the next Equipment Inventory Appraisal is completed.

“Original Advance Rate” means, with respect to any percentage advance rate contained in the Great Northern Borrowing Base, the H&E Borrowing Base or the H&E California Borrowing Base, such advance rate as in effect on the Closing Date.
“Original Closing Date” means June 17, 2002.
“Original Lenders” has the meaning assigned to it in the recitals to this Agreement.
“Original Letters of Credit” means letters of credit issued by one or more L/C Issuers pursuant to the Original Credit Agreement (and listed on Schedule I hereto) that remain outstanding on the Closing Date.
“Original Letter of Credit Obligations” means Letter of Credit Obligations under (and as defined in) the Original Credit Agreement that remain outstanding immediately prior to the Closing Date.
“Original Revolving Credit Advances” means the aggregate principal amount of Revolving Credit Advances under (and as defined in) the Original Credit Agreement that remain unpaid immediately prior to the Closing Date.
“Original Revolving Note” means a “Revolving Note” issued (and as defined in) the Original Credit Agreement.
“Original Swing Line Advances” means the aggregate principal balance of Swing Line Advances under (and as defined in) the Original Credit Agreement that remain unpaid immediately prior to the Closing Date.
“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Overadvance” has the meaning provided in Section 1.1(a)(iv).
“P&E” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto. P&E excludes Equipment Inventory, Parts and Tools Inventory, and Fixtures.
“P&E Appraisal” means each periodic appraisal of each Borrower’s rolling stock conducted at such Borrower’s cost and expense by appraisers reasonably satisfactory to Agent and using a methodology reasonably satisfactory to Agent, provided, that unless an Event of Default has occurred and is continuing, (x) if no Audit and Appraisal Liquidity Event has occurred and is continuing, Borrowers shall be responsible for the cost and expense of not more than two (2) such appraisals for each Borrower per year and (y) if an Audit and Appraisal Liquidity Event has occurred and is continuing, Borrowers shall be responsible for the cost and expense of not more than three (3) such appraisals for each Borrower per year, it being agreed that so long as such limits are in effect, each item of Equipment Inventory shall be appraised pursuant to a visit to sites of any one or more Credit Parties on one occasion during each year and the balance of such appraisals of such item in such year shall be done as a “desk appraisal.”
“P&E Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any P&E or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP (excluding any such expenditures related to Permitted Acquisitions).
“Parts and Tools Inventory” means Inventory of any Borrower consisting of parts, tools and supplies.
“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.
“Patent Security Agreements” means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.
“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means a Plan described in Section 3(2) of ERISA.
“Permitted Acquisition” has the meaning assigned to it in Section 6.1.

“Permitted Encumbrance” has the meaning assigned to it in Section 6.7.
“Permitted Liens” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable, or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Borrower is a party as lessee made in the ordinary course of business; (d) deposits of money securing statutory obligations of any Borrower; (e) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to P&E, Fixtures and/or Real Estate; (f) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities, so long as such Liens attach only to Equipment Inventory; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Borrower is a party; (h) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (i) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (j) the Pacific Western Trust and the BP Deed of Trust (as such terms are defined in the Disclosure Schedules to the Eagle Acquisition Agreement), provided, that such Liens encumber only H&E California’s leasehold interest in its lease with Tillotson Corporation with respect to the Eagle Plaza Property (as such term is defined in the Disclosure Schedules to the Eagle Acquisition Agreement) and no other property of any Credit Party and, provided further, that such Liens do not secure Indebtedness of any Credit Party; (k) Liens of landlords or mortgages arising by operation of law or pursuant to the terms of real property leases, provided, that the mortgage or rental payments secured thereby are not yet overdue, and the applicable mortgage or lease is not otherwise in default in a manner which could permit the applicable mortgagee or lessee to take enforcement action with respect to such Liens; and (l) Liens consisting of rights of set-off of a customary nature or banker’s liens on amounts on deposit incurred in the ordinary course of business.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).
“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA, that any Credit Party maintains, contributes to or has an obligation to contribute to or has any liability under.

“Principals” means (i) Bruckmann, Rosser, Sherrill & Co., L.P. and Bruckmann, Rosser, Sherrill & Co. II, L.P., each a Delaware limited partnership, (ii) Bruckmann, Rosser, Sherrill & Co., Inc., a Delaware corporation and (iii) Mr. John M. Engquist.
“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.
“Prohibited Swing Line Advance” means a Swing Line Advance (i) that was made without satisfaction of the condition contained in Section 2.2(e) by virtue of such Swing Line Advance exceeding Swing Line Availability due to the limitation imposed by Section 1.1(b)(i)(A) or 1.1(b)(i)(B)(x) (but not 1.1(b)(i)(B)(y)), or (ii) (x) that was made without satisfaction of the condition contained in Section 2.2(e) by virtue of such Swing Line Advance exceeding Swing Line Availability due to the limitation imposed by Section 1.1(b)(i)(B)(y) based on the Borrowing Base as reflected in the most recent Borrowing Base Certificate delivered to the Agent prior to the making of such Swing Line Advance and (y) that (A) exceeds $4,000,000, or (B) when added to any Swing Line Advances (described in clause (ii)(x) of this definition) made (1) during the period of ten (10) Business Days ending on (and including) the date of making of such Swing Line Advance, exceeds $4,000,000 or (2) during the period from and after the Closing Date, exceeds $15,000,000.
“Projections” means H&E Delaware and its Subsidiaries’ forecasted consolidated and consolidating (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of H&E and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means with respect to all matters relating to any Lender and with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders.
“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided, that no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.
“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.
“Real Estate” has the meaning assigned to it in Section 3.6.
“Refinancing Lien” means a Lien granted by a Credit Party on an item of Equipment Inventory to secure Indebtedness incurred in connection with an Open Account Refinancing of the deferred purchase price of such item of Equipment Inventory so long as such Lien attaches only to such item of Equipment Inventory and such Lien attaches within six (6) months following the date of purchase by such Credit Party of such item of Equipment Inventory.
“Refunded Swing Line Loan” has the meaning assigned to it in Section 1.1(b)(iii).
“Register” has the meaning assigned to it in Section 1.12.
“Related Party” means: (i) any controlling stockholder, partner or member; any stockholder, partner or member of any Principal identified in clauses (i) or (ii) of the definition of “Principals”; a majority owned Subsidiary, or immediate family member (in the case of an individual) of any Principal or any Related Party; or (ii) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (i).
“Related Person” means, as to any Person, such Person’s Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Person.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.
“Rentals” means rental payments due to any Borrower from the rental of (i) Equipment Inventory owned by such Borrower or (ii) inventory leased by such Borrower.
“Requisite Lenders” means, (i) at any time when there are more than two Lenders, the Lenders (which must be more than two Lenders) (a) having more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, having more than 50% of the aggregate outstanding amount of the Loans (without giving effect to the Swing Line Loan) and Letter of Credit Obligations; or (ii) at any time when there are only two Lenders, both Lenders.
“Reserves” means, with respect to the Borrowing Base of any Borrower (a) reserves established by Agent from time to time against Eligible Parts and Tools Inventory or Eligible Equipment Inventory pursuant to Section 5.9, and (b) such other reserves against Eligible Accounts, Eligible Rentals, Eligible Parts and Tools Inventory, Eligible Rolling Stock, Eligible Equipment Inventory or Borrowing Availability of such Borrower that Agent may, in good faith and in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses shall be deemed to be a reasonable exercise of Agent’s credit judgment.
“Restricted Payment” means, with respect to any Credit Party, (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of such Credit Party’s Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation and directors’ fees in the ordinary course of business to Stockholders who are employees of such Person; (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates and (h) any optional payment or prepayment of principal of the Senior Unsecured Notes, any prepayment of premium, if any, or interest, fees, or other charges on or with respect to the Senior Unsecured Notes, and any redemption, purchase, retirement, defeasance, subleasing fund or similar optional payment with respect to the Senior Unsecured Notes.
“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.
“Revolving Credit Advance” has the meaning assigned to it in Section 1.1(a)(i).
“Revolving Lenders” means, as of any date of determination, Lenders having a Revolving Loan Commitment.
“Revolving Loan” means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding, as the context may require, to any Borrower or to all Borrowers plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of any Borrower or all Borrowers. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations. A Letter of Credit issued for the account of a Borrower shall be included in calculating the Letter of Credit Obligations of, and consequently the outstanding principal balance of the Revolving Loan made to, such Borrower.
“Revolving Loan Commitment” means (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J or in the most recent Assignment Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Three Hundred Twenty Million Dollars ($320,000,000), as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.
“Revolving Note” has the meaning assigned to it in Section 1.1(a)(ii).
“Sale” has the meaning assigned to it in Section 9.1(b).
“SEC” means the Securities and Exchange Commission.
“Second Restatement Date” means September 1, 2007.

“Senior Debt” of any Person, means all Indebtedness and Capital Lease Obligations of such Person, other than Subordinated Debt of such Person.
“Senior Unsecured Note Indenture” means the Indenture, dated August 4, 2006, between the H&E Delaware and The Bank of New York as trustee, as such Indenture may be amended, modified or supplemented from time to time in accordance with its terms and the terms hereof.
“Senior Unsecured Notes” means up to $250,000,000 8 3/8% senior notes due 2016 issued by H&E Delaware pursuant to the Senior Unsecured Note Indenture, together with any amendments, modifications, supplements, replacements or substitutions thereof made or issued in accordance with the terms of the Senior Unsecured Note Indenture and this Agreement.
“Settlement Date” has the meaning assigned to it in Section 9.10(a)(ii).
“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and Pension Plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.
“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means Indebtedness of any Borrower upon terms, and subordinated to the Obligations as to right and time of payment and as to any other rights and remedies thereunder, in a manner and form satisfactory to Agent and Lenders in their sole discretion. For the avoidance of doubt, “Subordinated Debt” shall not include the Senior Unsecured Notes.
“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of H&E Delaware.
“Subsidiary Guaranties” means each Subsidiary Guaranty executed by each Subsidiary (other than any Borrower) on or after the Original Closing Date, of the Borrowers in favor of Agent, on behalf of itself and Lenders.
“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments or Investment Property.
“Swap Related L/C” means a letter of credit or other credit enhancement provided by GE Capital to the extent supporting the payment obligations by any Borrower under an interest rate protection or hedging agreement or transaction (including, but not limited to, interest rate swaps, caps, collars, floors and similar transactions) designed to protect or manage exposure to the fluctuations in the interest rates applicable to any of the Loans, and which agreement or transaction such Borrower entered into as the result of a specific referral pursuant to which GE Capital, GE Corporate Financial Services, Inc. or any other Affiliate of GE Capital had arranged for such Borrower to enter into such agreement or transaction. The term includes a Swap Related L/C as it may be increased from time to time fully to support Borrower’s payment obligations under any and all such interest rate protection or hedging agreements or transactions.
“Swap Related Reimbursement Obligation” has the meaning ascribed to it in Section 1.2A.
“Swing Line Advance” has the meaning assigned to it in Section 1.1(b)(i).
“Swing Line Availability” has the meaning assigned to it in Section 1.1(b)(i).

“Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans as set forth on Annex J which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.
“Swing Line Lender” means GE Capital.
“Swing Line Loan” means at any time, as the context may require, the aggregate amount of Swing Line Advances outstanding to Borrowers.
“Swing Line Note” has the meaning assigned to it in Section 1.1(b)(ii).
“Tangible Assets” means, with respect to any Person, all tangible assets of such Person as of any date of determination calculated in accordance with GAAP.
“Target” has the meaning assigned to it in Section 6.1.
“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto.
“Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full in cash, (b) all other Obligations (other than contingent obligations for which no claim has been asserted), under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex B, and (d) none of the Borrowers shall have any further right to borrow any monies under the Agreement.
“Title IV Plan” means an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has any liability with respect to on behalf of participants who are or were employed by any of them.
“Titled Vehicles” means vehicles for which a certificate of title has been issued any jurisdiction pursuant to a statute described in section 9-311(a)(2) or 9-311(a)(3) of the Code.
“Trademark Security Agreements” means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.
“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.
“Trademarks” means all of the following now owned or hereafter existing, adopted or acquired by any Credit Party: (a) all trademarks, trade names, limited liability company names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.
“Unasserted Contingent Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest and premium (if any) on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.
“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan.
“Vendor Inter-Creditor Agreement” means an agreement in the form of Exhibit 6.7(d)(iii)(A) or Exhibit 6.7(d)(iii)(B), in each case, with such changes thereto as may be approved by the Agent, between the Agent and the holder of a purchase money Lien in Equipment Inventory or such other form of intercreditor agreement as the Agent may approve.
“Welfare Plan” means a Plan described in Section 3(1) of ERISA.
All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. If any “Accounting Changes” (as defined below) occur and such changes result in a change for purposes of measuring compliance with any provision of Article VI (including any change in the Financial Covenants referred to therein), then Borrower Representative, Agent and Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating compliance with such provisions shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. Any amendments to the Financial Covenants or the definitions used therein pursuant to the foregoing or otherwise shall not be deemed to result in a reduction in the rate of interest for purposes of Section 11.2(c)(ii). “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) and (ii) any elective changes in accounting principles by any Credit Party. If Agent, Borrower Representative and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrower Representative and Requisite Lenders cannot agree upon the required amendments within 45 days following the date of implementation of any Accounting Change, all Financial Statements, Compliance Certificates and similar documents provided hereunder shall, at Agent’s request, be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such underlying Accounting Change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.” A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.
All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles of the Code, the definition contained in Article 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule. References in the definitions to any agreement, indenture, note or other contract shall mean and refer to such agreement, indenture, note or other contract as amended, modified, supplemented, restated, renewed, extended, replaced, or substituted, in each case in accordance with the terms of such agreement, indenture, note or other contract and the terms of the Loan Documents.
Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. The phrase “the date hereof” or “of even date herewith” shall mean July 29, 2010.

ANNEX B (Section 1.2)
to
CREDIT AGREEMENT
LETTERS OF CREDIT
(a) Issuance
Subject to the terms and conditions of the Agreement, Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower Representative on behalf of the applicable Borrower and for such Borrower’s account, Letter of Credit Obligations by causing Letters of Credit to be issued by an L/C Issuer for Borrower’s account and guaranteed by Agent; provided, that if the L/C Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) Thirty Million Dollars ($30,000,000) (the “L/C Sublimit”), and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan, and (iii) the Aggregate Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Advances and the Swing Line Loan. Furthermore, the aggregate amount of any Letter of Credit Obligations incurred on behalf of any Borrower shall not at any time exceed such Borrower’s separate Borrowing Base less the aggregate principal balance of the Revolving Credit Advances and the Swing Line Loan to such Borrower. No such Letter of Credit shall have an expiry date that is more than one year following the date of issuance thereof, unless otherwise determined by Agent in its sole discretion, and neither Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the date that is referred to in clause (a) of the definition of Commitment Termination Date. Each issuance of a Letter of Credit shall be made on notice by Borrower Representative on behalf of the applicable Borrower to the representative of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later noon (New York time) on the date which is three (3) Business Days prior to the proposed issuance of such Letter of Credit. Each such notice (a “Notice of Issuance of Letter of Credit”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit B-1(a), shall be accompanied by the proposed form of Letter of Credit (which must be acceptable to the L/C Issuer) and shall include the information required in such Exhibit and such other administrative information as may be reasonably required by Agent. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrowers and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrowers, Agent and the L/C Issuer.
(b) Advances Automatic; Participations
(i)	In the event that Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a Revolving Credit Advance to the applicable Borrower under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding any Borrower’s failure to satisfy the conditions precedent set forth in Section 2, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement. The failure of any Revolving Lender to make available to Agent for Agent’s own account its Pro Rata Share of any such Revolving Credit Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Pro Rata Share of any such payment.

(ii)	If it shall be illegal or unlawful for any Borrower to incur Revolving Credit Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in Section 8.1(h) or Section 8.1(i) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Revolving Lender, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to Revolving Credit Advances.
(c) Cash Collateral
(i)	If Borrowers are required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement prior to the Commitment Termination Date, each Borrower will pay to Agent for the ratable benefit of itself and Revolving Lenders cash or cash equivalents acceptable to Agent (“Cash Equivalents”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of such Borrower. Such funds or Cash Equivalents shall be held by Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent. The Cash Collateral Account shall be in the name of the applicable Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner reasonably satisfactory to Agent. Each Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due. The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

(ii)	If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, each applicable Borrower shall either (A) provide cash collateral therefor in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) with the consent of Agent, deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent in its sole discretion.

(iii)	From time to time after funds are deposited in the Cash Collateral Account by Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by such Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of such Borrower and, upon the satisfaction in full of all Letter of Credit Obligations, to any other Obligations of such Borrower then due and payable.

(iv)	No Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrowers to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such other Obligations, any remaining amount shall be paid to Borrowers or as otherwise required by law. Interest earned on deposits in the Cash Collateral Account shall be for the account of Agent.

(d) Fees and Expenses
Each Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred by such Borrower hereunder, (i) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any such Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first Business Day of each month and on the Commitment Termination Date. In addition, and in addition to the fronting fees contemplated by Section 1.9(d), each Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.
(e) Omitted
(f) Obligation Absolute
The obligation of Borrowers to reimburse Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrowers and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:
(i)	any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

(ii)	the existence of any claim, setoff, defense or other right that any Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between any Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii)	any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)	payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v)	any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi)	the fact that a Default or an Event of Default has occurred and is continuing.
(g) Indemnification; Nature of Lenders’ Duties
(i)	In addition to amounts payable as elsewhere provided in the Agreement, Borrowers hereby agree to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

(ii)	As between Agent and any Lender and Borrowers, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law neither Agent nor any Lender shall be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit substantially to comply with conditions required in order to demand payment under such Letter of Credit; provided that, in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any Lender’s rights or powers hereunder or under the Agreement.

(iii)	Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrowers in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between or among Borrowers and such L/C Issuer.
(h)  Reimbursement
Borrowers shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind (including for purposes of the Guaranty and Security Agreement), to reimburse any L/C Issuer on demand in immediately available funds for any amounts paid by such L/C Issuer with respect to a Letter of Credit, including all reimbursement payments, fees, Charges, costs and expenses paid by such L/C Issuer. Borrowers hereby authorize and direct Agent, at Agent’s option, to debit Borrowers’ account (by increasing the outstanding principal balance of the Revolving Credit Advances) in the amount of any payment made by an L/C Issuer with respect to any Letter of Credit.

ANNEX C (Section 1.8)
to
CREDIT AGREEMENT
CASH MANAGEMENT SYSTEMS
Borrowers shall and shall cause each other Credit Party to establish and maintain the Cash Management Systems described below:
(a)	On or before the Closing Date, and until the Termination Date, each Borrower shall (i) establish lock boxes (“Lock Boxes”) or at Agent’s discretion, blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors (except as set forth below) forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in such Borrower’s name or any such Subsidiary’s name and at a bank identified in Disclosure Schedule (3.19)(each, a “Relationship Bank”). At the request of Agent, each Borrower shall have established a concentration account in its name (each a “Concentration Account” and collectively, the “Concentration Accounts”) at the bank which shall be designated as the Concentration Account bank for such Borrower in Disclosure Schedule (3.19) (the “Concentration Account Bank” and, collectively, the “Concentration Account Banks”) which bank shall be reasonably satisfactory to Agent and such Borrower. No Credit Party shall maintain a deposit account that is not subject to a Blocked Account Agreement, except with the consent of the Agent.
(b)	Each Borrower may maintain, in its name, an account (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at a bank reasonably acceptable to Agent into which Agent shall, from time to time, deposit proceeds of Revolving Credit Advances and Swing Line Advances made to such Borrower pursuant to Section 1.1 for use by such Borrower solely in accordance with the provisions of Section 1.4. No Credit Party shall maintain any deposit account other than a deposit account that is subject to a Blocked Account Agreement, except with the consent of the Agent.
(c)	On or before the Closing Date (or such later date as Agent shall consent to in writing), each Concentration Account Bank, each bank where a Disbursement Account is maintained and all other Relationship Banks, shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and the applicable Credit Party and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date (a “Blocked Account Agreement”). Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable Concentration Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, such bank agrees, from and after the receipt of a notice (an “Activation Notice”) from Agent (which Activation Notice may be given by Agent at any time at which (1) a Default or Event of Default has occurred and is continuing or (2) a Cash Dominion Event has occurred and is continuing (any of the foregoing being referred to herein as an “Activation Event”)), to forward immediately all amounts in each Blocked Account to such Borrower’s Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account into the applicable Concentration Account and (B) with respect to each Concentration Account Bank, such bank agrees from and after the receipt of an Activation Notice from Agent upon the occurrence of an Activation Event, to immediately forward all amounts received in the applicable Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account. From and after the date Agent has delivered an Activation Notice to any bank with respect to any Blocked Account(s), no Credit Party shall, or shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in Disbursement Accounts or payroll accounts as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.
(d)	So long as no Default or Event of Default or Cash Dominion Event has occurred and is continuing, Credit Parties may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, the applicable Credit Party or its Subsidiaries, as applicable, and such bank shall have executed and delivered to Agent a tri-party blocked or Lock Box account agreement, in form and substance reasonably satisfactory to Agent. Each Credit Party shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Agent’s liability under any tri-party blocked or Lock Box blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.
(e)	The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which the applicable

Credit Party and each Subsidiary thereof shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the Guaranty and Security Agreement.
(f)	All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.6 and shall be applied (and allocated) by Agent in accordance with Section 1.7. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.
(g)	Each Credit Party shall and shall cause its Related Persons to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items or payment constituting proceeds of Collateral received by such Credit Party or any such Related Person, and (ii) within one (1) Business Day after receipt by such Credit Party or any such Related Person of any checks, cash or other items or payment, deposit the same into a Blocked Account of such Credit Party. Each Credit Party and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

ANNEX D (Section 2.2(a))
to
CREDIT AGREEMENT
CLOSING CHECKLIST
In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein has the meaning ascribed thereto in Annex A to the Agreement):
(A)	Appendices
All Appendices to the Agreement, in form and substance satisfactory to Agent.
(B)	Revolving Notes and Swing Line Note
Duly executed originals of the Revolving Notes and Swing Line Notes for each applicable Lender, dated the Closing Date, if requested by the respective Lenders.
(C)	Insurance
Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders.
(D)	Security Documents
A Guaranty and Security Agreement, substantially in the form attached hereto as Exhibit D, amending and restating the Security Agreements, Pledge Agreements and Guaranties (as each of such terms is defined in the Original Credit Agreement), together with such additional amendments, confirmations and assumptions of or relating to the Collateral Documents and such additional security, pledge and similar documents as Agent may reasonably request.
(E)	Perfection Certificates
Perfection certificates as to each Credit Party, in form and substance satisfactory to Agent, executed by each Credit Party.
(F)	Omitted
(G)	Security Interests and Code Filings
(a)	Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for Permitted Encumbrances.
(b)	Evidence satisfactory to Agent, including copies, of all UCC-1 and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Parts and Tools Inventory or Equipment Inventory may be consigned.
(c)	Control Letters from (i) all issuers of uncertificated securities and financial assets held by any Borrower, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of any Borrower other than any securities accounts which are solely and directly linked to a deposit account that is subject to a Blocked Account Agreement, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Borrower.
(d)	Evidence that Agent has been named as lien-holder or secured party on all certificates of title for all Title Vehicles owned by Credit Parties, other than Titled Vehicles constituting Equipment Inventory (except that Agent must be named as lien-holder on Titled Vehicles constituting Equipment Inventory of the type listed on Disclosure Schedule (3.24)).
(H)	Borrowing Base Certificate
Duly executed originals of a Borrowing Base Certificate from each Borrower, dated June 30, 2010, reflecting information concerning Eligible Accounts, Eligible Rentals, Eligible Parts and Tools Inventory, Eligible Rolling Stock and Eligible Equipment Inventory of Borrowers.
(I)	Omitted
(J)	Omitted
(K)	Cash Management System; Blocked Account Agreements
Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account and lock box agreements, reasonably satisfactory to Agent, with the banks as required by Annex C.
(L)	Certificate of Formation and Good Standing
For each Credit Party, (a) its articles or certificate of incorporation or certificate of formation, as applicable, and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation or formation, as applicable, and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.
(M)	By-laws and Resolutions
For each Credit Party, (a) its by-laws or operating agreement, as applicable, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors or Board of Members, as applicable, approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s secretary or an assistant secretary as being in full force and effect without any modification or amendment.
(N)	Incumbency Certificates
For each Credit Party, signature and incumbency certificates of the officers of such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s secretary or an assistant secretary as being true, accurate, correct and complete.
(O)	Opinions of Counsel
Duly executed originals of opinions of Dechert LLP, New York, Delaware and California counsel for the Credit Parties, together with opinions of Washington, Montana and Virginia counsel, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.
(P)	GE Capital Fee Letter
Duly executed originals of the GE Capital Fee Letter in form and substance satisfactory to GE Capital.
(Q)	Officer’s Certificate
Duly executed originals of a certificate of an Authorized Officer of each Credit Party, dated the Closing Date, stating that, (i) since December 31, 2009 (a) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (b) no Litigation has been commenced against such Credit Party which, if successful, would have a Material Adverse Effect or could challenge any of the transactions contemplated by the Agreement and the other Loan Documents; and (c) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of any Borrower or any of its Subsidiaries and (ii) no default or event of default has occurred under any material contract to which any Borrower is a party which could reasonably be expected to have a Material Adverse Effect.
(R)	Waivers
Landlord waivers and consents, bailee letters and mortgagee agreements in form and substance reasonably satisfactory to Agent, in each case as required pursuant to Section 5.9, provided that Agent may waive this condition as to any one or more locations as contemplated by Section 5.9 and the various borrowing base definitions.
(S)	Omitted
(T)	Omitted
(U)	Audited Financials; Financial Condition
The Financial Statements, Projections and other materials set forth in Section 3.4, certified by an Authorized Officer of Borrower Representative, in each case in form and substance reasonably satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a certificate of an Authorized Officer of each Borrower, based on such Financial Statements and Projections, to the effect that (a) the Credit Parties, taken as a whole, will be Solvent upon the consummation of the transactions contemplated herein; (b) the Projections are based upon estimates and assumptions stated therein, all of which such Borrower believes to be reasonable and fair in light of current conditions and current facts known to such Borrower and, as of the Closing Date, reflect such Borrower’s good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (c) containing such other statements with respect to the solvency of such Borrower and matters related thereto as Agent shall request.
(V)	Other Documents
Such other certificates, documents and agreements respecting any Credit Party as Agent may, in its sole discretion, request.

ANNEX E (Section 4.1(a))
to
CREDIT AGREEMENT
FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING
Each Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:
(a)	Monthly Financials
To Agent, within thirty (30) days after the end of each Fiscal Month, financial information regarding H&E Delaware and its Subsidiaries, certified by an Authorized Officer of Borrower Representative, consisting of consolidated and consolidating, if applicable (i) unaudited balance sheets as of the close of such Fiscal Month (including a summary of the outstanding balance of all Intercompany Notes as of the last day of such Fiscal Month) and the related statements of income and cash flow and shareholders’ equity for that portion of the Fiscal Year ending as of the close of such Fiscal Month and (ii) unaudited statements of income, cash flows and shareholders’ equity for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each Financial Covenant which is tested on a monthly basis as of the end of such Fiscal Quarter, and (B) the certification of an Authorized Officer of Borrower Representative that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of H&E Delaware and its Subsidiaries, on a consolidated and consolidating basis, if applicable, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.
(b)	Quarterly Financials
To Agent, within forty-five (45) days after the end of each Fiscal Quarter, consolidated and consolidating, if applicable, financial information regarding H&E Delaware and its Subsidiaries, certified by an Authorized Officer of Borrower Representative, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form, the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by (A) a Compliance Certificate in respect of each of the Financial Covenants that are tested on a quarterly basis as at the end of such Fiscal Quarter and (B) the certification of an Authorized Officer of Borrower Representative that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of H&E Delaware and its Subsidiaries, on both a consolidated and consolidating basis, if applicable, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrowers shall deliver to Agent and Lenders, within forty-five (45) days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.
(c)	Operating Plan
To Agent, as soon as available, but not later than forty-five (45) days after the end of each Fiscal Year, an annual operating plan for H&E Delaware and its Subsidiaries, on a consolidated and consolidating basis, approved by the Board of Directors of H&E Delaware, (a) for the first Fiscal Year following the Closing Date, which (i) includes a statement of all of the material assumptions on which such plan is based and (ii) includes monthly balance sheets, a monthly budget, income statements and statements of cash flow for the following year and (b) for the four Fiscal Years thereafter, which (i) includes a statement of all of the material assumptions on which such plan is based and (ii) includes monthly balance sheets, a monthly budget, income statements and statements of cash flow for the following year, and in each such case, integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, P&E Capital Expenditures and facilities.

(d)	Annual Audited Financials
To Agent, within ninety (90) days after the end of each Fiscal Year, audited Financial Statements for H&E Delaware and its Subsidiaries on a consolidated and (unaudited) consolidating basis, if applicable, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent. Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants as of the end of such Fiscal Year and (ii) the certification of an Authorized Officer of Borrower Representative that all such Financial Statements present fairly in all material respects in accordance with GAAP the financial position, results of operations and statements of cash flows of H&E Delaware and its Subsidiaries on a consolidated and consolidating basis, if applicable, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.
(e)	Management Letters
To Agent, within ten (10) Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.
(f)	Default Notices
To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of any Credit Party has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.
(g)	Omitted
(h)	Subordinated Debt, Senior Unsecured Notes and Equity Notices
To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt with an original principal amount in excess of $2,000,000, the Senior Unsecured Notes or Stock of such Credit Party, and, within two (2) Business Days after such Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt with an original principal amount in excess of $2,000,000 or the Senior Unsecured Notes notice of such event of default.
(i)	Supplemental Schedules
To Agent, supplemental disclosures, if any, required by Section 5.6.
(j)	Litigation
To Agent in writing, promptly upon learning thereof, written notice of any Litigation commenced or threatened against any Credit Party that would reasonably be expected to have a Material Adverse Effect.
(k)	Insurance Notices
To Agent, disclosure of losses or casualties required by Section 5.4.
(l)	Default and Other Notices
To Agent, within five (5) Business Days after receipt thereof, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, and (ii) such other notices or documents as Agent may reasonably request.
(m)	Lease Amendments
To Agent, promptly upon request therefor, copies of all material amendments to any of the five (5) largest real estate leases (by the value of annual payments of the real estate so leased) or to any real estate lease to which John Engquist is a lessor.
(n)	Other Documents
To Agent, such other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender shall, from time to time, reasonably request.
Promptly after receipt thereof, Agent will distribute the items set forth in the foregoing clauses (a) through (f) to the Lenders (which distribution may be made via posting to Intralinks® or any other E-System approved by or set up by or at the direction of Agent). Promptly after request therefor by any lender, Agent will distribute any of the other items received pursuant to this Annex E to such lender (which distribution may be made via posting to Intralinks® or any other E-system approved by or set up by or at the direction of Agent).

ANNEX F (Section 4.1(b))
to
CREDIT AGREEMENT
COLLATERAL REPORTS
Each Borrower shall deliver or cause to be delivered the following:
(a)	To Agent, upon its request, and in the case of clauses (i) through (iii), in no event less frequently than ten (10) Business Days after the end of each Fiscal Month (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by such Borrower as of the last day of the immediately preceding Fiscal Month or the date two (2) days prior to the date of any such request:
     (i) a Borrowing Base Certificate with respect to each Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
     (ii) with respect to such Borrower, a summary of Parts and Tools Inventory and Equipment Inventory by branch location and type with a supporting perpetual Parts and Tools Inventory and Equipment Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
     (iii) with respect to such Borrower, a monthly trial balance showing Accounts and Rentals outstanding aged from invoice due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and
     (iv) a report describing outstanding Equipment Inventory rentals for such period and the Equipment Inventory subject thereto.
(b)	To Agent, on a monthly basis or at such more frequent intervals as Agent may request from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports with respect to such Borrower, including all additions and reductions (cash and non-cash) with respect to Accounts and Rentals of such Borrower, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion each of which shall be prepared by such Borrower as of the last day of the immediately preceding week or the date two (2) days prior to the date of any such request;

(c)	To Agent, (x) in the case of clauses (i), (iii) and (iv), at the time of delivery of each of the monthly Financial Statements delivered pursuant to Annex E and (y) in the case of clause (ii), promptly upon request:
     (i) a reconciliation of the Accounts trial balance of such Borrower to such Borrower’s most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
     (ii) a reconciliation of the perpetual inventory by branch location of such Borrower to such Borrower’s most recent Borrowing Base Certificate, general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
     (iii) an aging of accounts payable and a reconciliation of that accounts payable aging to such Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and
     (iv) a reconciliation of the outstanding Loans as set forth in the monthly loan statement provided by Agent to such Borrower’s general ledger and monthly Financial Statements delivered pursuant to Annex E, in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
(d)	To Agent, promptly upon Agent’s request, (i) a listing of government contracts of such Borrower subject to the Federal Assignment of Claims Act of 1940; and (ii) a list of any applications for the registration of any Patent, Trademark or Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the prior Fiscal Quarter;
(e)	At its own expense and promptly upon Agent’s request, to Agent the results of each physical verification, if any, that such Borrower or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Parts and Tools Inventory or Equipment Inventory (and, if an Event of Default has occurred and is continuing, such Borrower shall, upon the request of Agent, conduct, and deliver the results of, such physical verifications as Agent may require);
(f)	At its own expense, to Agent monthly, a fleet utilization report for such Borrower, prepared on a “units rented” basis, or on such other basis or format as is reasonably acceptable to the Agent;
(g)	At its own expense, to Agent the Equipment Inventory Appraisal for such Borrower, the P&E Appraisal and such other appraisals of its assets as Agent may request at any time after the occurrence and during the continuance of a Default or an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance, reasonably satisfactory to Agent; and

(h)	To agent, on a weekly basis at any time when Excess Availability is less than $40,000,000, the schedule set forth as Exhibit F, updated from the most recent Borrowing Base Certificate delivered to Agent, but updated only for the following items: (i) accounts receivable per aging, (ii) 100% of net book value of rental fleet, (iii) new inventory per perpetual, (iv) used inventory per perpetual, (v) parts and tools inventory per perpetual and (vi) gross rolling stock.

(i)	Such other reports, statements and reconciliations with respect to the Borrowing Base, Collateral or Obligations of such Borrower or any other Credit Party as Agent shall from time to time request in its reasonable discretion.
Promptly after receipt thereof, Agent will distribute the items set forth in the foregoing clauses (a), (c), (g) and (h) to the Lenders (which distribution may be made via posting to Intralinks® or any other E-System approved by or set up by or at the direction of Agent). Promptly after request therefor by any lender, Agent will distribute any of the other items received pursuant to this Annex F to such Lender (which distribution may be made via posting to Intralinks® or any other E–System approved by or set up by at the direction of Agent).

ANNEX G (Section 6.10)
to
CREDIT AGREEMENT
FINANCIAL COVENANTS
Neither H&E Delaware nor any Subsidiary thereof shall breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:
(a)	Minimum Fixed Charge Coverage Ratio
So long as a Covenant Liquidity Event is continuing, H&E Delaware and its Subsidiaries shall have on a consolidated basis at the end of each period of twelve (12) consecutive Fiscal Months, a Fixed Charge Coverage Ratio for each such period (beginning with as to any Covenant Liquidity Event, the period of twelve consecutive Fiscal Months ending with the Fiscal Month for which financial statements have been delivered pursuant to Annex E most recently prior to the occurrence or continuance of such Covenant Liquidity Event) of not less than 1.10 to 1.00.
(b)	Maximum Leverage Ratio
So long as a Covenant Liquidity Event is continuing, H&E Delaware and its Subsidiaries shall have on a consolidated basis at the end of each period of twelve (12) consecutive Fiscal Months, a Leverage Ratio for each such period (beginning with as to any Covenant Liquidity Event, the period of twelve consecutive Fiscal Months ending with the Fiscal Month for which financial statements have been delivered pursuant to Annex E most recently prior to the occurrence or continuance of such Covenant Liquidity Event) of not greater than 5.00 to 1.00.

G-1